                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          QUANTA REINSURANCE U.S. LTD.,

                                       AND

                     THE PERSONS LISTED ON EXHIBIT A HERETO

                            DATED AS OF JULY 17, 2003

                                      -i-

                                  (CONTINUED)

                                      -ii-

                                  (CONTINUED)

                                      -iii-

                                  (CONTINUED)

                                                                                                                      PAGE

         (O)      ARBITRATION; LEGAL PROCEEDINGS.......................................................................52

         (P)      REPRESENTATIVE.......................................................................................53

EXHIBIT A  Allocation of Initial Payment...............................................................................

EXHIBIT B  Escrow Agreement............................................................................................

EXHIBIT C  IRCC Agreement..............................................................................................

EXHIBIT D  Financial Statements........................................................................................

EXHIBIT E  Form of Legal Opinion - Stockholders' Counsel...............................................................

EXHIBIT F  Form of Legal Opinion - Buyer's Counsel.....................................................................

ANNEX I ...............................................................................................................

Michael J. Murphy's Arrangements With Quanta...........................................................................

A.  Employment Agreement...............................................................................................

B.  Other Arrangements.................................................................................................

ANNEX II ..............................................................................................................

                                      -iv-

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement") is entered into as of
July 17, 2003, by and among Quanta Reinsurance U.S., Ltd., a Bermuda company limited by shares (the "Buyer"); and the persons listed on Exhibit A hereto
(each a "Stockholder", and, collectively, the "Stockholders"). The Buyer and the
Stockholders are referred to individually herein as a "Party" and collectively herein as the "Parties."

                              PRELIMINARY STATEMENT

         A. The Stockholders in the aggregate own all of the outstanding capital stock of Environmental Strategies Corporation, a Virginia corporation (the
"Company").

         B. This Agreement contemplates a transaction in which the Buyer will purchase from the Stockholders, and the Stockholders will sell to the Buyer, all of the outstanding capital stock of the Company in return for the consideration set forth herein.

                                    AGREEMENT

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       DEFINITIONS.

         "AAA" has the meaning set forth in Section 11(o)(ii).

         "Accountant" means KPMG or such other "Big 4" accounting firm as the
Parties may agree.

         "Adjustment Amount" has the meaning set forth in Section 2(e)(v).

         "Adverse Consequences" means all Proceedings, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, investigation and/or remediation costs, dues, penalties, fines, costs of defense and other costs, amounts paid in settlement, Liabilities, obligations, responsibilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of
Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law.

         "Arbitration Act" has the meaning set forth in Section 11(o)(ii).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or is reasonably likely to form the basis for any specified consequence.

         "CAR" has the meaning set forth in Section 11(o)(ii).

         "CERCLA" has the meaning set forth in Section 4(z)(iii).

         "Closing" has the meaning set forth in Section 2(c).

         "Closing Date" has the meaning set forth in Section 2(c).

         "Closing Date Balance Sheet" has the meaning set forth in Section
2(e)(ii).

         "Closing Date Working Capital" means (i) the current assets of the
Company as of the Closing Date less the current liabilities of the Company as of the Closing Date, determined in accordance with GAAP applied on a basis consistent with the preparation of the Company's audited balance sheet as of
December 31, 2002 included in the Financial Statements, plus (ii) the aggregate amount paid or accrued by the Company to its financial advisors, accountants and legal counsel as fees and expenses incurred through the Closing Date in connection with this Agreement and the transactions contemplated hereby.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the preface.

         "Company Activities" means (i) the Company's and the Related Companies'
business of providing the following services: site investigation and cleanup;
engineering design and construction management; EHS auditing and compliance assistance; environmental assessment; industrial hygiene, safety, and fire protection; information management; health and ecological risk assessment;
liability estimating program; remedial review program; facilitation of liability transfer; risk management; litigation support, environmental insurance and financial services; and industry-specific programs; and (ii) all other business activities (other than those described above) which have been conducted, offered or provided by the Company and the Related Companies, during the 12 month period prior to the date of this Agreement.

         "Company Intellectual Property" means all intellectual property currently used by the Company and the Related Companies including, without limitation, (if any) (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, trade names, domain names, service marks, brand marks, brand names, service marks, trade dress, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, industrial or other designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software
(including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), and each license or contract relating thereto that is material to the conduct of the Company Activities, excluding, in all of the foregoing cases, all
Third-Party Intangible Rights and all Trade Secrets and Confidential Information
not owned by the Company and proprietary to third parties.

         "Company Plans" means any Plan of which the Company and the Related
Companies or an ERISA Affiliate are or were a Plan Sponsor, to which the Company and the Related Companies otherwise contribute or contributed, or in which
Company and the Related Companies otherwise participate or participated.

         "Company Share" means any share of the common stock, par value $0.01 per share, of the Company.

         "Confidential Information" means any data or information (whether written or not), other than Trade Secrets, which is valuable and not generally known to competitors.

         "Deferred Intercompany Transaction" has the meaning set forth in Treas.
Reg. Section 1.1502-13.

         "Disclosure Schedule" has the meaning set forth in Section 4.

         "EBITDA" means, for any fiscal period of the Company, the Company's earnings before interest, Taxes, depreciation and amortization for such period, calculated in accordance with GAAP as in effect on the date hereof and applied in a manner consistent with the manner applied in the preparation of the
Company's financial statements for the Most Recent Fiscal Year End, provided, however, that EBITDA shall (i) exclude the effect of purchase accounting adjustments relating to the purchase by the Buyer of Company Shares; (ii)
exclude any bonus payable to any Stockholder who is an employee of the Company to the extent that such bonus is not consistent with the Company's past practice; (iii) exclude the effect of any charges or allocations for management or overhead of Buyer or Quanta (except where Buyer or Quanta provides services or benefits to the Company); and (iv) exclude the effect of any changes in the
Company's accounting policies or procedures.

         "EBITDA Statement" has the meaning set forth in Section 2(g)(ii).

         "Election" has the meaning set forth in Section 9(e)(i).

         "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, surface water sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "Environmental Law" means applicable federal, state, and local laws including, without limitation, statutes, regulations, ordinances, and judicial and administrative orders relating to

protection of the public health, welfare, and the Environment, including without limitation, those laws relating to the storage, handling, and use of chemicals and other Hazardous Materials, those relating to the generation, processing, treatment, storage, transport, disposal, investigation and remediation, or other management of Hazardous Materials or waste materials of any kind, and those relating to the protection of environmentally sensitive areas.

         "Environmental Permits" has the meaning set forth in Section 4(z)(i).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "ERISA Affiliate" means any other Person that, together with any of the
Company or the Related Companies, would be treated as a single employer under
Code Section 414.

         "Escrow Agent" means JPMorgan Chase Bank, a New York Corporation.

         "Escrow Agreement" means the Escrow Agreement dated as of July 17, 2003 among the Representative, on behalf of the Escrow Stockholders, the Buyer and the Escrow Agent, a copy of which is attached as Exhibit B.

         "Escrow Fund" has the meaning given to such term in the Escrow
Agreement.

         "Escrow Shares" means, for each Investing Stockholder, the lesser of
(i) the number of the Quanta Shares purchased by such Investing Stockholder pursuant to his or her Subscription Agreement; or (ii) the number of such Quanta
Shares which, multiplied by the per-share price established in such Subscription
Agreement, shall equal the Required Escrow Value corresponding to such Investing
Stockholder, as set forth in Exhibit A.

         "Escrow Stockholders" means the Stockholders other than the Non-Escrow
Stockholders.

         "Estimated Closing Date Working Capital" has the meaning set forth in
Section 2(e)(i).

         "Facilities" means the real property, wherever located, leased by the
Company or any Related Company. In the case of commercial offices, "Facilities"
means only the space actually covered by the applicable lease agreement for the duration of such agreement.

         "Financial Statements" has the meaning set forth in Section 4(g).

         "GAAP" means United States generally accepted accounting principles as in effect as of the date of any document purported to be prepared in accordance with GAAP.

         "Hazardous Materials" means any "hazardous substance," "pollutant or contaminant," "petroleum" and "natural gas liquids," as those terms are defined or used in Section 101 of CERCLA and any other waste or other substance that is listed, defined, designated, or classified as, or otherwise determined by a governmental entity to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law and any other substances regulated under Environmental Law or Occupational Safety and Health Law because of their effect or potential effect on public health and the Environment, including, without limitation, RCRA 8 metals, MEK, PCBs, lead paint, asbestos, urea formaldehyde, volatile and semi-volatile

compounds, radioactive materials, synthetic substitutes for petroleum, and putrescible and infectious materials.

         "Indemnified Party" has the meaning set forth in Section 8(d).

         "Individual Representative" has the meaning set forth in Section 11(p).

         "Indemnifying Party" has the meaning set forth in Section 8(d).

         "Initially Adjusted Purchase Price" has the meaning set forth in
Section 2(e)(i).

         "Initial Payment" has the meaning set forth in Section 2(d)(iii).

         "Interim Period Financial Statement" has the meaning set forth in
Section 4(g).

         "Investing Stockholders" means Lynne M. Miller and Michael J. Murphy.

         "IRCC" and "IRCHC" mean Industrial Recovery Capital Company and
Industrial Recovery Capital Holdings Company, respectively.

         "IRCC Activities" means the business of acquiring environmental liabilities and the other business activities in which IRCC and IRCHC are, or have been since 1996, engaged.

         "IRCC Agreement" means the agreement dated as of July 17, 2003 among the Company, the Buyer, IRCC, IRCHC and certain other Persons, a copy of which is attached as Exhibit C.

         "IRS" means the Internal Revenue Service or any successor agency and, to the extent relevant, the Department of Treasury.

         "Knowledge" means actual knowledge after a reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Licensed Software" has the meaning set forth in Section 4(m)(iii).

         "Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operations, properties, profitability, prospects, or operations of the Company and the Related Companies, taken as a whole.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Quarterly Financial Statements.

         "Most Recent Quarterly Financial Statements" has the meaning set forth in Section 4(g).

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section
4(g).

         "Most Recent Fiscal Year End" has the meaning set forth in Section
4(g).

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Noncompete Period" means, for Michael J. Murphy and Lynne M. Miller, three years from the Closing Date, and for the other Principals, one year from
Closing Date.

         "Non-Escrow Stockholders" means the Stockholders identified as such on
Exhibit A.

         "Nonsolicitation Period" means, for Michael J. Murphy and Lynne M.
Miller, three years from the Closing Date and for the other Principals, two years from the Closing Date.

         "Notice of Dispute" has the meaning set forth in Section 11(o).

         "Occupational Safety and Health Law" means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

         "Off-site Waste Facilities" has the meaning set forth in Section
4(z)(iii).

         "Offering" means the public offering or Rule 144A private placement of
Quanta Shares.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Other Benefit Obligations" means any obligation, arrangement or customary practice owed, adopted or followed by the Company or the Related
Companies or any ERISA Affiliate, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies and fringe benefits within the meaning of Code Section 132.

         "Owned Software" has the meaning set forth in Section 4(m)(ii).

         "Party" and "Parties" have the meaning set forth in the preface.

         "Percentage Interest" means, for each Stockholder, the percentage which the number of Company Shares belonging to such Stockholder on the Closing Date bears to the number of all Company Shares outstanding on the Closing Date.

         "Performance Payment" has the meaning set forth in Section 2(g)(i).

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Plan" has the meaning specified in ERISA Section 3(3).

         "Plan Sponsor" has the meaning specified in ERISA Section 3(16)(B).

         "Policy" has the meaning set forth in Section 6(f).

         "Principals" has the meaning set forth in Section 6(d)(ii)(A).

         "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity or arbitrator.

         "Provisional Tax Gross-Up Amount" has the meaning set forth in Section
9(e)(ii).

         "Purchase Price" has the meaning set forth in Section 2(b).

         "Qualified Plan" means any Plan that meets or purports to meet the requirements of Code Section 401(a).

         "Quanta"  means Quanta Capital Holdings Ltd., a Bermuda corporation.

         "Quanta Shares" means common shares, $.01 par value per share, of
Quanta.

         "Related Company" means each of Environmental Strategies of Ohio,
L.L.C., ESC Engineering of New York, P.C., ESC Engineering of Michigan, P.C. and
Events Analysis Corporation.

         "Related Company Agreements" has the meaning set forth in Section 4(f).

         "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing, injecting, pumping, pouring, emptying, or other releasing into the Environment, whether known or unknown and whether intentional or unintentional.

         "Representative" has the meaning set forth in Section 11(p).

         "Required Date" has the meaning set forth in Section 9(e)(ii).

         "Required Escrow Value" means, for each Escrow Stockholder, the value, in cash or Escrow Shares, equal to 25% of the Initially Adjusted Purchase Price, multiplied by such Stockholder's Percentage Interest.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Shareholders Agreement" means the Shareholders Agreement dated as of
July 21, 1988, as amended January 1, 1995 and July 21, 1998, among certain
Stockholders.

         "Stockholder" and "Stockholders" have the respective meanings set forth in the Preface.

         "Subscription Agreement" means a subscription agreement substantially similar to the form included in the offering memorandum for the Offering for use by accredited investors.

         "Subsidiary" means any corporation with respect to which a specified
Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Gross-Up Amount" has the meaning set forth in Section 9(e)(i).

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement required to be supplied to any governmental authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8(d)(i).

         "Third Party Intangible Rights" has the meaning set forth in Section
4(m)(i).

         "Tinicum Stockholders" means Putnam L. Crafts, Jr., Eric M. Ruttenberg,
Derald H. Ruttenberg, Katherine T. Ruttenberg, John C. Ruttenberg, Hattie
Ruttenberg and Robert J. Kelly.

         "Trade Secrets" means information related to the Company Activities, known to the Company and/or the Related Companies, including, but not limited to, the Company's technical or nontechnical data, formulas, patterns, compilations, or programs, including, without limitation, computer software and related source codes, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, Persons other than the Company and the Related Companies who can derive economic value from its disclosure or use, and which are the subject of efforts that are reasonable under the circumstances to protect the secrecy of such information.

         "Two-Year EBITDA" has the meaning set forth in Section 2(g)(i).

2.       PURCHASE AND SALE OF COMPANY SHARES

         (A) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Stockholders, and the
Stockholders agree to sell to the Buyer, all of the outstanding Company Shares for the Consideration specified below. Concurrently with such purchase and sale of Company Shares, (i) each of the Investing Stockholders will purchase Quanta
Shares pursuant to an executed Subscription Agreement; and (ii) a portion of the
Purchase Price and/or a quantity of Quanta Shares will be deposited with the
Escrow Agent on behalf of each of the Escrow Stockholders as collateral for the indemnification obligations of the Stockholders under Sections 8 and 9 of this
Agreement.

         (B) CONSIDERATION. On and subject to the terms and conditions of this
Agreement, the Buyer agrees to pay to the Stockholders as consideration for the
Company Shares the sum of (i) $16,500,000 (as adjusted in accordance with
Section 2(e), the "Purchase Price"), plus (ii) the Tax Gross-Up Amount applicable to the Purchase Price, plus (iii) to the extent applicable, the
Performance Payment set forth in Section 2(g), plus (iv) the Tax Gross-Up Amount applicable to the Performance Payment (the sum of (i) through (iv), the
"Consideration").

         (C) THE CLOSING. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Baker & McKenzie in
New York, New York, commencing at 10:00 a.m., local time, on the date of the closing of the Offering and currently with such closing (the "Closing Date").

         (D) ACTIONS AT THE CLOSING. At the Closing:

                  (i) the Stockholders will deliver to the Buyer:

                           (A) the certificates, instruments, and documents
referred to in Section 7(a);

                           (B) stock certificates representing the outstanding
Company Shares, endorsed in blank or accompanied by duly executed assignment documents; and

                           (C) the resignations of the members of the Company's
Board of Directors other than Michael J. Murphy.

                  (ii) the Buyer will deliver to the Stockholders:

                           (A) the certificates, instruments, and documents
referred to in Section 7(b); and

                  (iii) the Buyer will pay the Initially Adjusted Purchase Price plus the Provisional Tax Gross-Up Amount (the "Initial Payment") as follows: (A)
the Buyer will pay to Quanta an amount equal to the aggregate purchase price payable by each Investing Stockholder under his or her Subscription Agreement;
(B) the Buyer will pay to the Escrow Agent, by wire transfer to the account specified in the Escrow Agreement, an amount equal to the aggregate Required
Escrow Value of the Escrow Stockholders other than the Investing Stockholders;
and (C) the Buyer will pay to each Stockholder, by check or, at the Buyer's option, by wire transfer to an account specified by such Stockholder, an amount equal to such Stockholder's Percentage

Interest of the Initial Payment, less the amounts, if any, paid to Quanta or the
Escrow Agent on behalf of such Stockholder pursuant to clauses (A) or (B) of this Section 2(d)(iii).

                  (iv) Each of the Investing Stockholders will deliver to the
Escrow Agent the share certificate(s) representing such Stockholder's Escrow
Shares, accompanied by a duly executed stock power.

         (E) ADJUSTMENT PROCEDURE

                  (i) Not later than five (5) days prior to the Closing Date, the Stockholders shall cause the Representative to deliver to the Buyer a certificate signed by the Company's chief executive officer and chief financial officer certifying such officers' good faith estimate of Closing Date Working
Capital ("Estimated Closing Date Working Capital"). If Estimated Closing Date
Working Capital

                           (A) exceeds $5,500,000, the Purchase Price will be
increased by the amount of the difference;

                           (B) is less than $5,500,000, the Purchase Price will
be reduced by the amount of the difference;

and the Purchase Price as so adjusted (the "Initially Adjusted Purchase Price")
will be paid by the Buyer to the Stockholders at the Closing in accordance with
Section 2(d)(iii).

                  (ii) After the Closing, the Buyer will cause the Company to prepare a balance sheet of the Company as of the Closing Date (the "Closing Date
Balance Sheet") in accordance with GAAP applied on a basis consistent with the preparation of the Company's audited balance sheet as of December 31, 2002 contained in the Financial Statements. The Buyer will deliver the Closing Date
Balance Sheet, together with the Buyer's calculation of Closing Date Working
Capital and of the Adjustment Amount, to the Representative within 60 days after the Closing Date.

                  (iii) The Representative shall have 30 days following delivery of the Closing Date Balance Sheet and calculation of Closing Date Working
Capital and the Adjustment Amount to review the Buyer's calculations, during which time the Buyer shall cause the Company to make available to the
Representative and the Representative's agents all information and records reasonably relevant thereto and all employees or other personnel having knowledge pertinent thereto to provide additional information or explanations as may be requested by the Representative. If the Representative does not deliver to the Buyer notice of any objection by the Stockholders to the Closing Date
Balance Sheet or the Buyer's calculation of Closing Date Working Capital or the
Adjustment Amount (which notice must contain a reasonably detailed statement of the basis of the objection) within such 30 days, then the Buyer's calculation of
Closing Date Working Capital and the Adjustment Amount will be final and conclusive.

                  (iv) If the Representative timely notifies the Buyer of
objection(s) to the Closing Date Balance Sheet or the Buyer's calculation of
Closing Date Working Capital or the Adjustment Amount, the Buyer and the
Representative will use reasonable good-faith efforts to

                                       10

resolve such objection(s) for a period of 30 days following Buyer's receipt of the Representative's notice of objection, which period may be extended by mutual written agreement of the Buyer and the Representative. If they are unable to do so within such period (as extended), the issues in dispute will be submitted to the Accountant for resolution, and:

                           (A) each Party will furnish to the Accountant such
work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that Party and will be afforded the opportunity to present to the Accountant any material relating to the disputed issues and to discuss the issues with the Accountant;

                           (B) the resolution of the issues in dispute by the
Accountant, as set forth in a written notice delivered to both Parties by the
Accountant, will be binding and conclusive on the Parties; and

                           (C) the Buyer and the Stockholders will each bear 50%
of the fees and expenses of the Accountant for such resolution.

The Buyer will revise the Closing Date Balance Sheet and the calculation of
Closing Date Working Capital and the Adjustment Amount to reflect the resolution of the issues in dispute (whether by mutual agreement or by the Accountant) and the revised calculation of Adjustment Amount will be used for purposes of
Section 2(e)(vi).

                  (v) The "Adjustment Amount" (which may be a positive or
negative number) will be equal to the Closing Date Working Capital minus the
Estimated Closing Date Working Capital.

                  (vi) On the tenth business day following (A) the expiration of the Representative's objection period in Section 2(e)(iii), if the
Representative makes no objection, (B) the Buyer's and the Representative's resolution of all objections pursuant to Section 2(e)(iv), or (C) the date of the Accountant's notice pursuant to Section 2(e)(iv)(B), as the case may be,

                           (x) if the Adjustment Amount is positive, the Buyer
                  will pay to each Stockholder an amount equal to the Adjustment
                  Amount (less the Stockholders'share of the expenses, if any, payable under Section 2(e)(iv)(C)), multiplied by such
                  Stockholder's Percentage Interest, by check or, at the Buyer's option, by wire transfer to an account specified by such
                  Stockholder;

                           (y) if the Adjustment Amount is negative, each
                  Stockholder will pay the Adjustment Amount (plus the
                  Stockholders' share of the expenses, if any, payable under
                  Section 2(e)(iv)), multiplied by such Stockholder's Percentage
                  Interest, to the Buyer, by check or, at the Stockholder's
                  option, by wire transfer to an account specified by the Buyer;
                  and

                           (z) the Buyer shall pay the fees and expenses of the
                  Accountant.

         (F) PAYMENT OF BALANCE OF TAX GROSS-UP AMOUNT. On the Required Date,
the Buyer will pay to each Stockholder an amount equal to such Stockholder's
Percentage Interest of

                                       11

the balance of the Tax Gross-Up Amount applicable to the Purchase Price, by check or, at the Buyer's option, by wire transfer to an account specified by such Stockholder.

         (G) PERFORMANCE PAYMENT.

                  (i) Subject to any right of setoff that the Buyer may be
entitled to exercise pursuant to Section 8(e), the Buyer shall pay the
Stockholders an amount (the "Performance Payment") equal to $5,000,000 if EBITDA for the period beginning January 1, 2004 and ending December 31, 2005 ("Two-Year
EBITDA") equals or exceeds $7,500,000; provided, however that if Two-Year EBITDA is less than $7,500,000 but greater than $7,000,000, the Performance Payment shall be the product of $5,000,000, multiplied by a fraction the numerator of which is the amount by which Two-Year EBITDA exceeds $7,000,000 and the denominator of which is $500,000.

                  (ii) Not later than March 31, 2006, the Buyer will cause the
Company to prepare and deliver to the Representative a statement indicating the
Buyer's calculation of Two-Year EBITDA, the amount of the Performance Payment, if any, and the estimated Tax Gross-Up Amount applicable to the Performance
Payment. Such statement ("EBITDA Statement") shall set forth in reasonable detail the method of calculation of the amounts stated therein.

                  (iii) The Representative shall have 30 days following delivery of the EBITDA Statement to review the Company's calculations therein, during which time the Buyer shall cause the Company to make available to the
Representative and the Representative's agents all information and records reasonably relevant thereto and all employees or other personnel having knowledge pertinent thereto to provide additional information or explanations as may be requested by the Representative. If the Representative does not deliver to the Buyer notice of any objection to the EBITDA Statement (which notice must contain a reasonably detailed statement of the basis of the objection) within such 30 days, then the amounts stated in the EBITDA Statement shall be considered final and conclusive, and the Buyer will pay the Performance Payment, if any, to the Stockholders in accordance with Section 2(g)(v), together with the applicable portion of the Tax Gross-Up Amount in accordance with Section
9(e).

                  (iv) If the Representative timely notifies the Buyer of
objection(s) to the EBITDA Statement, the Buyer and the Representative will use reasonable good-faith efforts to resolve such objection(s) for a period of 30 days following Buyer's receipt of the Representative's notice of objection, which period may be extended by mutual written agreement of the Buyer and the
Representative. If they are unable to do so within 30 days of Buyer's receipt of the Representative's notice of objection, then the issues in dispute will be submitted to the Accountant for resolution, and:

                           (A) each Party will furnish to the Accountant such
work papers and other documents and information relating to the disputed issues as the Accountant may request and are available to that Party and will be afforded the opportunity to present to the Accountant any material relating to the disputed issues and to discuss the issues with the Accountant;

                                       12

                           (B) the resolution of the issues in dispute by the
Accountant, as set forth in a notice delivered to both Parties by the
Accountant, will be binding and conclusive on the parties; and

                           (C) the Buyer and the Stockholders will each bear 50%
of the fees and expenses of the Accountant for such resolution.

                  (v) Within ten (10) days following the date on which the
Performance Payment is conclusively determined under Section 2(g)(iii) or
2(g)(iv) above, the Buyer will pay to each Stockholder an amount equal to the
Performance Payment (less the Stockholders' share of the expenses, if any, payable under Section 2(g)(iv)), multiplied by such Stockholder's Percentage
Interest, by check or, at the Buyer's option, by wire transfer to an account specified by such Stockholder, and the Buyer shall pay the fees and expenses of the Accountant.

3.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         The Buyer represents and warrants to the Stockholders that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in Annex I attached hereto.

         (A) ORGANIZATION. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (B) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement, the Escrow Agreement and the IRCC Agreement and to perform its obligations hereunder and thereunder. Each of this Agreement, the Escrow Agreement and the IRCC Agreement has been duly authorized by all requisite corporate action of the Buyer and has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (C) NONCONTRAVENTION. Neither the execution and the delivery of this
Agreement, the Escrow Agreement or the IRCC Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its memorandum and articles of association or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party which it is bound or to which any of its assets are subject.

                                       13

         (D) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Stockholders could become liable or obligated.

         (E) INVESTMENT. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         (F) STOCKHOLDERS' ARRANGEMENTS WITH QUANTA.

         Annex I contains a true and complete description of all agreements, arrangements and understandings, whether written or oral, between any of the
Stockholders, on the one hand, and the Buyer, Quanta and each of their
Affiliates, on the other.

         (G) DISCLOSURE. This Agreement and Annex I, including the schedules and attachments, thereto, and the certificates supplied to the Company, the
Stockholders or the Representative by or on behalf of the Buyer with respect to the transactions contemplated in this Agreement are complete and authentic and do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

         The Stockholders represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this
Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this
Agreement throughout this Section 4), except as set forth in this Agreement or in the disclosure schedule contained in Annex II attached hereto (the
"Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail in light of the applicable representation(s) given under this Agreement. The Disclosure
Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4. The following representations and warranties are made by the Stockholders (i) severally, and not jointly, with respect to representations and warranties pertaining to each Stockholder; and
(ii) jointly and severally by the Stockholders with respect to all representations and warranties pertaining to the Company, subject, however, to the limitations on personal liability set forth below in this Agreement.

         (A) ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORITY.

                  (i) Each of the Company and the Related Companies is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and the
Related Companies is duly authorized to conduct its business as currently conducted and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. The Company and the Related Companies have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the Company Activities, as the case may be, and to own and use the properties owned and used by each of

                                       14

them, except to the extent the failure to have obtained such license, permit or authorization would not have a Material Adverse Effect. Section 4(a) of the
Disclosure Schedule lists the directors and officers of each of the Company and the Related Companies. The Company has delivered to the Buyer correct and complete copies of the charters and bylaws of each of the Company and the
Related Companies (as amended to date). The Company and the Related Companies are not in default under or in violation of any provision of their charters or bylaws.

                  (ii) Each of this Agreement, the Escrow Agreement and the IRCC
Agreement has been duly and validly executed and delivered by each of the
Stockholders party thereto and, assuming the due authorization, execution and delivery thereof by the Buyer, constitutes a legal, valid and binding obligation of each such Stockholder, enforceable against each of them in accordance with its terms. The IRCC Agreement has been duly authorized, executed and delivered by the Company, IRCC and IRCHC and, upon the due execution and delivery thereof by the Buyer, will constitute a legal, valid and binding obligation of the
Company, IRCC and IRCHC, respectively, enforceable against each of them in accordance with its terms.

         (B) CAPITALIZATION. The entire authorized capital stock of the Company consists of 1,100,000 shares of common stock, par value $0.01 per share, of which 1,093,250 common shares are issued and outstanding and no common shares are held in treasury. Each of the Stockholders holds of record and owns beneficially all of the Company Shares shown as belonging to such Stockholder on
Exhibit A, free and clear of any Security Interests, option, warrants, claims or restrictions on transfer, except as indicated in Section 4(b) of the Disclosure
Schedule. No other capital stock or equity securities of or interests in the
Company are authorized or outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Stockholders. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         (C) NONCONTRAVENTION. Neither the execution and the delivery of this
Agreement, the Escrow Agreement, the Subscription Agreements or the IRCC
Agreement nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any Related
Company is subject or any provision of the charters or bylaws of any of the
Company or the Related Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or payment under any agreement, contract, lease, license, permit, instrument, or other arrangement to which any of the Company or the Related Companies is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of the Company or the Related Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any

                                       15

government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (D) BROKERS' FEES. None of the Stockholders, the Company or the Related
Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this
Agreement for which the Buyer could become liable or obligated. Any such
Liability or obligation will be paid by the Stockholders prior to or at the
Closing.

         (E) TITLE TO ASSETS. The Company and the Related Companies have good and marketable title to, or a valid leasehold interest in, or other valid license or other right to use all properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof (including, but not limited to, the Company's and the Related
Companies' domain names), free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (F) SUBSIDIARIES; RELATED COMPANIES. The Company has no Subsidiaries
other than Events Analysis Corporation. Section 4(f) of the Disclosure Schedule
sets forth for each of the Related Companies (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Related Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially all of the outstanding shares of Events Analysis Corporation and the individuals shown in Section 4(f) of the Disclosure Schedule as the owners of the outstanding shares of the other Related Companies hold such shares of record, in all cases free and clear of any restrictions on transfer (other than restrictions under the Related Company Agreements, the Securities Act, state securities laws and professional corporation laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and the Related
Companies to sell, transfer, or otherwise dispose of any capital stock of any of the Related Companies or that could require any Related Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Related Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Related Company. Neither the Company nor any of the Related
Companies control directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Related Company. Except as indicated in Section 4(f)
of the Disclosure Schedule, none of the Related Companies has any assets, liabilities, revenues, employees or business activities. Section 4(f) of the
Disclosure Schedule contains (i) a summary description of the agreements and arrangements among the Company, the Related Companies, IRCC and IRCHC, and (ii)
a list of the business entities in which IRCC or IRCHC holds a direct or indirect equity participation, indicating in each case the percentage of equity owned. Attached

                                       16

to Section 4(f) of the Disclosure Schedule are true copies of the agreements
(the "Related Company Agreements") between the Company and the respective individual owners of each of ESC Engineering of New York, P.C., ESC Engineering of Michigan, P.C. and Environmental Strategies of Ohio, L.L.C. concerning certain terms and conditions of the services performed by such Related Companies to and on behalf of the Company.

         (G) FINANCIAL STATEMENTS. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i)
audited balance sheets and statements of income, changes in stockholders'
equity, and cash flow as of and for the fiscal years ended December 31, 2000,
December 31, 2001 and December 31, 2002 (the "Most Recent Fiscal Year End") of
the Company; (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Quarterly Financial
Statements") as of and for the three months ended March 31, 2003 (the "Most
Recent Fiscal Quarter End"), and (iii) the unaudited balance sheet and statement of income and cash flow of the Company for the interim period ended May 23, 2003
(the "Interim Period Financial Statements"), prepared in accordance with Section
5(i) hereof. The foregoing Financial Statements (including the notes thereto), other than the Interim Period Financial Statements, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that the Most Recent Quarterly Financial Statements are subject to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect.
The Interim Period Financial Statements have been prepared in a manner and contain information consistent with the Company's current practices and certified by the Company's chief financial officer. All of the foregoing
Financial Statements present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the respective books and records of the Company (which books and records are correct and complete in all material respects).

         (H) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most
Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company and the Related Companies other than general industry conditions affecting the Company Activities. Without limiting the generality of the foregoing, since that date:

                  (i) None of the Company and the Related Companies has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) None of the Company and the Related Companies has entered into any agreement, contract, lease, or license either involving more than
$100,000 or outside the Ordinary Course of Business;

                  (iii) Except in the Ordinary Course of Business, no party
(including the Company and the Related Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which any of the Company and the Related Companies is a party or by which any of them is bound and involving more than $50,000 in the aggregate;

                                       17

                  (iv) None of the Company and the Related Companies has imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) None of the Company and the Related Companies has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

                  (vi) None of the Company and the Related Companies has made any capital investment in, any loan to, or any acquisition of the securities or
(except in the Ordinary Course of Business) assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                  (vii) None of the Company and the Related Companies has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 in the aggregate;

                  (viii) None of the Company and the Related Companies has
delayed or postponed the payment of accounts payable beyond their stated terms except in the Ordinary Course of Business, delayed or postponed the payment of other Liabilities or made any material change in any accounting policy or procedure;

                  (ix) None of the Company and the Related Companies has
cancelled, compromised, waived, or released any right or claim (or series of related rights and claims), except in the Ordinary Course of Business;

                  (x) Except in the Ordinary Course of Business, none of the
Company and the Related Companies has granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

                  (xi) There has been no change made or authorized in the
charter or bylaws of any of the Company and the Related Companies;

                  (xii) None of the Company and the Related Companies has
issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) None of the Company and the Related Companies has
declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of their capital stock;

                  (xiv) None of the Company and the Related Companies has
experienced any destruction, disappearance, loss, or damage to its property in excess of $50,000 in the aggregate (whether or not covered by insurance);

                  (xv) None of the Company and the Related Companies has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                                       18

                  (xvi) None of the Company or the Related Companies has entered into or modified the terms of any employment contract or collective bargaining agreement, written or oral;

                  (xvii) Except for normal salary adjustments which became
effective in January 2003, none of the Company and the Related Companies has granted any increase in the base compensation of any of their directors, officers, and employees;

                  (xviii) None of the Company and the Related Companies has
adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Plan);

                  (xix) Except in the Ordinary Course of Business, none of the
Company and the Related Companies has made any other change in employment terms for any of its directors, officers, and employees;

                  (xx) There has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of
Business involving the Company and the Related Companies and having or reasonably likely to have a Material Adverse Effect; and

                  (xxi) None of the Company and the Related Companies has
committed to any of the foregoing.

         (I) UNDISCLOSED LIABILITIES. None of the Company and the Related
Companies has any material Liability (and to the Knowledge of the Company and the directors and officers of the Company and the Related Companies there is no
Basis for any present or future Proceeding, charge, complaint, claim, or demand against any of them giving rise to any material Liability), except for (i)
Liabilities set forth in the Most Recent Quarterly Financial Statements
(including in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (J) LEGAL COMPLIANCE.

                  (i) Each of the Company and the Related Companies and their respective predecessors and Affiliates has complied with all applicable laws
(including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except to the extent that noncompliance will not and could not reasonably be expected to have a Material Adverse Effect, and no Proceeding, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (ii) Without limiting the generality of the foregoing, the
Company and the Related Companies and their respective directors, officers and employees, have not (i) made any payment prohibited by law in connection with the Company Activities; (ii) set aside any monies to be used in connection with the Company Activities for any payment prohibited by law; or (iii)

                                       19

been involved in any other act that could be deemed a violation of the United
States Foreign Corrupt Practices Act ("FCPA") or the United States laws, rules and regulations relating to export controls or trade sanctions.

         (K) TAX MATTERS.

                  (i) Each of the Company and the Related Companies has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and the Related Companies (whether or not shown on any Tax Return) have been paid.
None of the Company and the Related Companies currently is the beneficiary of any extension of time within which to file any Tax Return. Within the last 6 years none of the Company and the Related Companies have received written notice of any claim by an authority in a jurisdiction where any of the Company and the
Related Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company and the Related Companies that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Each of the Company and the Related Companies has
withheld and paid or will pay when due all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) None of the directors or officers (or employees
responsible for Tax matters) of any of the Company or the Related Companies expects any authority to assess any additional Taxes against the Company or a
Related Company for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company or the
Related Companies either (A) claimed or raised by any authority in writing or
(B) as to which any of the directors and officers (and employees responsible for
Tax matters) of the Company and the Related Companies has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the
Disclosure Schedule lists all federal, state, local, and foreign income Tax
Returns filed with respect to any of the Company and the Related Companies for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Related
Companies since January 1, 1996.

                  (iv) None of the Company and the Related Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) None of the Company and the Related Companies has filed a consent under Code 341(f) concerning collapsible corporations. None of the
Company and the Related Companies has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate any of them to make any payments that will not be deductible under Code Section 280G. None of the Company and the

                                       20

Related Companies is a party to any Tax allocation or sharing agreement. None of the Company and the Related Companies (A) has been a member of an Affiliated
Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes
of any Person (other than any of the Company and the Related Companies) under
Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) Section 4(k) of the Disclosure Schedule sets forth the following information with respect to each of the Company and the Related
Companies (or, in the case of clause (B) below, with respect to each of the
Related Companies) as of the most recent practicable date: (A) the basis of the
Company or Related Company in its assets; (B) the basis of the stockholder(s) of the Related Company in its stock (or amount of any Excess Loss Account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the
Company or Related Company; (D) the amount of any deferred gain or loss allocable to the Company or Related Company arising out of any Deferred
Intercompany Transaction; and (E) the basis of each of the Stockholders in the
Company Shares.

                  (vii) The unpaid Taxes of the Company and the Related
Companies (A) did not, as of the Most Recent Fiscal Quarter End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto)
and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Related Companies in filing their Tax Returns.

                  (viii) The Company is not, and has not been, a United States real property holding corporation, as defined in Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the
Stockholders is a "foreign person" as defined in Code Section 1445(f)(3).

                  (ix) The Company is not a party to a partnership, joint
venture or other arrangement or contract that is treated as a partnership for federal income tax purposes. None of the Company's assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Code
Section 168. None of the Company's assets is subject to a lease, safe harbor lease or other arrangement as result of which the Company is not treated as the owner of such asset for federal income tax purposes.

                  (x) All material elections with respect to Taxes affecting any of the assets are listed in Schedule 4(k) of the Disclosure Schedule. There are
no outstanding rulings of, or requests for rulings with, any Tax authority expressly addressed to the Company or to any of the Stockholders that are, or if issued would be, binding upon the Buyer for any Tax period or portion thereof beginning after the Closing Date.

                  (xi) The Company is a small business corporation as defined in
Section 1361 of the Code and has had in effect since January 1, 1987 a valid election to be treated as an "S" corporation for federal income Tax purposes under the Code and in all states where the Company

                                       21

files an income Tax Return. None of the assets of the Company is subject to built-in gains tax under Code Section 1374.

         (L) REAL PROPERTY. None of the Company and the Related Companies owns any real property. Section 4(1) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Company and the
Related Companies. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(1) of the Disclosure
Schedule (as amended to date). With respect to each lease and sublease listed in
Section 4(1) of the Disclosure Schedule:

                  (i) the lease or sublease is legal, valid, binding,
enforceable, and in full force and effect and will continue to be legal, valid, binding and enforceable after the Closing;

                  (ii) no party to the lease has given or received a currently pending notice of breach or default and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iii) no party to the lease or sublease has given or received notice repudiating any provision thereof;

                  (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease; and

                  (v) the Company has not assigned, transferred, conveyed,
mortgaged, deeded in trust, or encumbered any interest in the leasehold.

         (M) INTELLECTUAL PROPERTY.

                  (i) The Company and the Related Companies own or have a right to use all Company Intellectual Property, free and clear of any and all liens and other encumbrances of any kind, except where the failure to own or have a right to use such property or such lien or encumbrance would not have a Material
Adverse Effect. All material Company Intellectual Property and a listing of all names under which the Company and the Related Companies have operated are set forth in Section 4(m) to the Disclosure Schedule. Except as set forth in Section
4(m) of the Disclosure Schedule, to the Knowledge of the Stockholders the use of
the Company Intellectual Property by the Company and the Related Companies does not conflict with, infringe upon, violate or interfere with or constitute a misappropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, domain name, patent, service mark, brand mark, brand name, trade secrets, technology, software, customer lists, copyright or any pending application therefor of any other Person (collectively, "Third Party Intangible Rights"), and none of the
Company's directors, officers or employees responsible for intellectual property matters has Knowledge of any claims thereof. Except as set forth in Section 4(m)
to the Disclosure Schedule, the Company's right to use all Company Intellectual
Property will not be adversely affected by the transactions contemplated in this
Agreement.

                  (ii) Section 4(m) of the Disclosure Schedule also lists all software owned by the Company and the Related Companies that is currently licensed to third parties by the

                                       22

Company and the Related Companies (the "Owned Software"). Except as disclosed on
Section 4(m) to the Disclosure Schedule, (i) the Company and the Related
Companies have sole title to their respective Owned Software, free of all claims including claims or rights of employees, independent contractors, agents, consultants or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such software; (ii) the Owned Software does not contain any Licensed Software (as hereinafter defined) or any other software (other than third party operating systems), or derivatives of any of the foregoing; and (iii) the Company and the Related Companies have the right to use, market, distribute, sublicense, modify and copy the Owned Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties). Section 4(m) of the Disclosure Schedule also lists all the licensees of the Owned Software. The Company and the Related Companies are not infringing any Third Party Intangible Rights with respect to the Owned Software, and, to the Knowledge of the directors and officers of the Company and the Related
Companies, no other person is infringing any Intangible Rights of the Company and the Related Companies with respect to their respective Owned Software.

                  (iii) Section 4(m) of the Disclosure Schedule lists all
software having a cost of more than $10,000 for which any of the Company and the
Related Companies are a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use such software (the "Licensed Software"). The Company and the
Related Companies have made use of all copies of the Licensed Software in their possession as permitted by the respective license agreements in all material respects. Except as disclosed on Section 4(m) to the Disclosure Schedule, the
Company and the Related Companies have complied with all material provisions of the license, lease or other similar agreement pursuant to which they have rights to use the Licensed Software.

                  (iv) Except as disclosed in Section 4(m) of the Disclosure
Schedule, the transactions contemplated hereby will not cause a breach of, default under or otherwise trigger a right to terminate any license agreement by which the Company or any of the Related Companies license any Licensed Software or Owned Software or impair the Company's or any of the Related Companies'
ability to use the Licensed Software or license the Owned Software in the same manner as such software is currently used or licensed in the Company Activities.
The use by the Company and the Related Companies of Third Party Intangible
Rights has been and is pursuant to agreements between the Company or the respective Related Company and the owner of such Third Party Intangible Rights, or is otherwise lawful.

                  (v) The Company and the Related Companies and, to the
Knowledge of their officers and directors, the other parties to any contract under which Company or any of the Related Companies is the licensor, lessor or has otherwise granted the rights to use any Owned Software are in material compliance therewith and are not in material breach of their obligations with respect thereto.

                  (vi) The Company and the Related Companies have taken
commercially reasonable and practicable steps to protect and preserve the confidentiality of all Confidential Information and Trade Secrets owned by the
Company and/or the Related Companies and not subject to copyright or patent rights. Use by the Company and the Related Companies of Confidential Information
and/or Trade Secrets proprietary to third parties and not owned by the

                                       23

Company or the Related Companies has been and is pursuant to the terms of agreements between the Company or the respective Related Company and the owner of such Confidential Information and/or Trade Secrets, or is otherwise lawful.

                  (vii) To the Knowledge of the officers and directors of
Company and the Related Companies, there are no viruses in the Owned Software and there are no defects in the Owned Software that would prevent such software from continuing to perform in all material respects the tasks and functions that it currently performs.

         (N) TANGIBLE ASSETS. The Company and the Related Companies own or lease all real property, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent or latent), has been maintained in accordance with practices reasonably acceptable within the industry, and is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used, in each case except where there would be no Material Adverse Effect. At Section 4(n) of the Disclosure Schedule is a
list of each of the Company's and the Related Companies' material tangible assets (having a book value per item of $25,000 or more) as of the Most Recent
Balance Sheet Date. All tangible assets provided to the Company and the Related
Companies by their customers are readily identifiable and are being maintained and used by the Company and the Related Companies in accordance with all agreements the Company and the Related Companies have with such customers and prudent industry practice.

         (O) CONTRACTS. Section 4(o) of the Disclosure Schedule lists, as of the date hereof, the contracts and other agreements (written or oral) to which the
Company or any of the Related Companies is a party, which

                  (i) contemplate the performance of services or sale of goods involving an amount in excess of $100,000 (except that work orders received under master service agreements are not individually listed in Section 4(o) of the Disclosure Schedule);

                  (ii) contemplate the borrowing or lending of money, or the guarantee of another Person's obligation for money borrowed, by the Company or any Related Company, in an amount in excess of $50,000;

                  (iii) affect the ownership, leasing, use or any other interest in real or personal property (except personal property leases and installment and conditional sales agreements having aggregate payment of less than $100,000 and a term of less than one year).

                  (iv) relate to Company Intellectual Property (including
contracts with current or former employees, consultants or contractors) except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs.

                  (v) are in effect with any labor union or other employee
representative of a group of employees;

                  (vi) involve a sharing of profits, losses, costs or
Liabilities with any other Person (excluding Plans);

                                       24

                  (vii) purport to restrict the business activity of the Company or any Related Company or limit their freedom to engage in any line of business or to compete with any Person;

                  (viii) are in effect between or among the Company, IRCC, any
Related Company or any shareholder of any Related Company; or

                  (ix) have been entered into outside the Ordinary Course of
Business and (A) contemplate the expenditure or receipt by the Company or a
Related Company of an amount, or otherwise have a value, in excess of $50,000 or
(B) have a term longer than one year.

         The Company has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(o) of the
Disclosure Schedule, and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4(o) of the Disclosure
Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor the Related Companies have given or received notice of breach or default, and to the Knowledge of the officers and directors of Company and the Related Companies, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

         (P) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company and the Related Companies are reflected properly on the Most Recent
Quarterly Financial Statements, are valid receivables subject to no setoffs or counterclaims, and are current and collectible within 90 days after the Closing, subject only to the reserve for bad debts set forth on the face of the Most
Recent Balance Sheet (rather than in any notes thereto).

         (Q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of any of the Company or the Related Companies.

         (R) INSURANCE. Section 4(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation, and employee benefits coverage and bond and surety arrangements) to which any of the Company and the Related Companies is a party, a named insured, or otherwise the beneficiary of coverage, except for policies obtained by subcontractors which have the Company or a Related Company as an additional loss payee or named insured:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                                       25

                  (iv) the scope (including an indication of whether the
coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles limits and sublimits are calculated and operate) of coverage; and

                  (v) a brief description of any current or future retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy in effect as of the date of this
Agreement: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the
Closing; (C) neither any of the Company and the Related Companies nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4(r) of the
Disclosure Schedule briefly describes any self-insurance arrangements affecting any of the Company and the Related Companies.

         (S) LITIGATION. Section 4(s) of the Disclosure Schedule sets forth each instance in which any of the Company and the Related Companies (i) is subject to any outstanding injunction, judgment, order, decree, ruling, citation, audit or charge or (ii) is a party or, to the Knowledge of the directors and officers
(and employees with responsibility for litigation matters) of any of the Company and the Related Companies, is threatened to be made a party to any Proceeding of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Proceedings set forth in Section 4(s) of the Disclosure Schedule could reasonably result in any Material Adverse Effect.

         (T) EMPLOYEES. To the Knowledge of the directors and officers (and employees with responsibility for employment matters) of the Company and the
Related Companies, no officer or employee has any plans to terminate employment with any of the Company or the Related Companies, whether as a result of the transactions contemplated by this Agreement or otherwise. None of the Company and the Related Companies is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes, or any charges of discrimination relating to alleged violations of any labor relations, employment or employment practices law. None of the Company and the Related Companies has
committed any unfair labor practice. No employee of Company or any Related
Company is or will become entitled to any claim against Company or any Related
Company for any compensation, redundancy, relocation or repatriation costs arising as a result of the termination or cessation of his or her appointment to or employment with Company or any Related Company at the Closing or otherwise by reason of the consummation of transactions contemplated by this Agreement.
Section 4(t) of the Disclosure Schedule sets forth a true and complete list of:
(i) the names and titles of all officers of the Company; (ii) the names of all managers of the Company; (iii) all scheduled or contemplated increases in compensation or bonuses; and (iv) all scheduled or contemplated employee promotions. The Stockholders have delivered to Buyer a complete and accurate list of the current salaries and billing rates of all officers and managers of the Company and the wage rates (or wages, if applicable) and billing rates of all other employees of the Company.

                                       26

         (U) EMPLOYEE BENEFITS.

                  (i) Section 4(u) of the Disclosure Schedule contains an
accurate and complete list of all Company Plans and material Other Benefit
Obligations and sets forth the financial cost of all obligations owed under any
Company Plan or material Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

                  (ii) The Company has delivered to the Buyer (i) all documents that set forth the terms of each Company Plan or material Other Benefit
Obligation, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment handbooks, manuals and policies, (iii) a written description of any Company Plan or material Other Benefit Obligation that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since 1999, by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan or
Other Benefit Obligation, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and Other Benefit Obligation, including all schedules thereto and the opinions of independent accountants,
(viii) all notices that were given by the Company or any of the Related
Companies, any ERISA Affiliate or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, since 1999, including notices that are expressly mentioned elsewhere in this Section, (ix) all notices that were given by the IRS or the Department of Labor to the Company, any ERISA Affiliate or any
Company Plan since 1999, and (x) with respect to Company Plans that are
Qualified Plans, the most recent determination letter for each such Plan.

                  (iii) The Company and the Related Companies have performed all of their obligations under all Company Plans and with respect to all Other
Benefit Obligations. The Company and the Related Companies have made appropriate entries in their respective financial records and statements for all obligations and liabilities under the Company Plans and Other Benefit Obligations that have accrued but are not due. The Company and the Related Companies, with respect to all Company Plans and Other Benefit Obligations, are and each Company Plan and
Other Benefit Obligation is in material compliance with ERISA, the Code and other applicable Laws, including the provisions of such Laws expressly mentioned in this Section. No transaction prohibited by ERISA Section 406 and no
"prohibited transaction" under Code Section 4975(c) has occurred with respect to any Company Plan. Neither the Company nor any of the Stockholders have any
Liability to the IRS with respect to any Plan, including any Liability imposed by Chapter 43 of the Code. All contributions and payments made or accrued with respect to all Company Plans and Other Benefit Obligations are deductible under
Code Sections 162 or 404. No event has occurred or circumstance exists that may result in (i) a material increase in premium costs of Company Plans and Other
Benefit Obligations that are insured or (ii) a material increase in benefit costs of Company Plans and Other Benefit Obligations that are self-insured.
Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Company Plan or
Other Benefit Obligation is pending or, to the Company's Knowledge, is threatened.

                                       27

                  (iv) Each Qualified Plan of the Company and the Related
Companies has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and that its related trust is exempt from federal income tax under Code Section 501(a), including changes mandated by recent tax legislation (such tax legislation referred to as "GUST") and each such Plan complies in form and in operation with the requirements of the Code, including the changes required by GUST, and meets the requirements of a
"qualified plan" under Section 401 (a) of the Code. To the knowledge of the officers and directors of the Company, no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such Plan or trust. There is no unfunded liability under any Company Plan.

                  (v) Neither the Company and the Related Companies nor any
ERISA Affiliate have ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of
ERISA. The Company and the Related Companies have never established, maintained or contributed to, or had an obligation to maintain or contribute to, any voluntary employees' beneficiary association under Code Section 501(c)(9), any organization or trust described in Code Section 501(c)(17) or 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e). Neither the Company and the Related Companies nor any ERISA Affiliate have ever established, maintained, contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any Multiemployer Plan. Except to the extent required under ERISA 601 et seq. and Code Section 4980B, the Company and
the Related Companies provides no health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

                  (vi) The Company and the Related Companies have the right to modify and terminate benefits to retirees (other than pensions), and have the unfettered right to terminate all benefits (including pensions) with respect to their former and active employees. The Stockholders and the Company and the
Related Companies have complied with the provisions of ERISA Section 601 et seq.
and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and
Subtitle K of the Code.

                  (vii) The consummation of the contemplated transactions by this Agreement will not result in the payment, vesting or acceleration of any benefit under or in connection with any Company Plan or Other Benefit
Obligation, other than as expressly provided herein or as may be required with respect to the termination of any pension or retirement plan qualified under
Code Section 401(a).

         (V) GUARANTIES. None of the Company and the Related Companies is a
guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (W) CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY AND THE RELATED
COMPANIES. None of the Stockholders or their respective Affiliates has been involved in any business arrangement or relationship, other than employment, with the Company and the Related Companies within the past 24 months, and none of the Stockholders or their respective Affiliates own any asset, tangible or intangible, which is used in the Company Activities.

                                       28

         (X) BOOKS AND RECORDS. The books of account, minute books, equity record books and other records of the Company and the Related Companies, all of which have been made available to the Buyer prior to Closing, are accurate and complete in all material respects and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. Each material transaction of the Company and the Related
Companies is properly and accurately recorded on the books and records of the
Company or its respective Related Company, and each material document (including any contract or other agreement, invoice or receipt) on which entries in the
Company's and the Related Companies' books and records are based is accurate and complete in all material respects. The minute books of the Company and the
Related Companies contain accurate and complete records of all meetings held of, and corporate action taken by, the Company's and the Related Companies'
stockholders, directors and directors' committees, respectively, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

         (Y) CUSTOMERS AND SUPPLIERS. Section 4(y) of the Disclosure Schedule
lists the names and addresses of each customer accounting for 5% or more of
Company's gross revenues and the 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the year ended 2002) of the Company and the Related Companies (taken as a whole) and the dollar amount of purchases or sales which each such customer or supplier represented during the year 2002.
There exists no actual, and the officers and directors of the Company have no
Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, the business relationships of the Company with any customer, supplier, group of customers or group of suppliers. To the
Knowledge of the officers and directors of the Company, no customer of the
Company has any right to any credit or refund for services rendered or to be rendered by the Company pursuant to any contract or other agreement, understanding or practice of the Company.

         (Z) ENVIRONMENTAL, HEALTH, AND SAFETY.

         Except as set forth in Section 4(z) of the Disclosure Schedule:

                  (i) Each of the Company and the Related Companies has obtained all material permits, licenses, certificates, approvals, registrations, applications, and other authorizations or exemptions ("Environmental Permits")
that are required under Environmental Law in connection with the Company
Activities.

                  (ii) Each of the Company and the Related Companies is in
compliance with the Environmental Permits.

                  (iii) Each of the Company and the Related Companies is, and at
all times has been, in compliance with, and has not been and is not in violation of or liable under any Environmental Law or Occupational Safety and Health Law
except such noncompliance, violation or liability that is not reasonably likely to have a Material Adverse Effect. None of the Stockholders or the Company has
received any order, notice, or other written communication from (A) any governmental authority or private citizen, or (B) the current or prior owner or operator of the Facilities or any facility to which the Company or any of the
Related Companies

                                       29

has sent waste for storage, transfer, recycling, or disposal ("Off-site Waste
Facilities"), of any actual or alleged violation or Liability arising under any
Environmental Law or Occupational Safety and Health Law with respect to any of the Facilities, any other properties or assets (whether real, personal, or mixed) which the Company has owned or operated, or the Offsite Waste Facilities.
None of the Stockholders, the Company, or any of their Affiliates has received written notice or is aware of any events, conditions, circumstances, activities, practices, incidents, actions, or plans which are reasonably likely to (1)
interfere with or prevent compliance by the Company or a Related Company with
Environmental Law or Occupational Safety and Health Law, or (2) give rise to any common law or legal Liability, including Liability under the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., as amended ("CERCLA"), and any successor federal statute, rule, or regulation or comparable state statute, rule, or regulation, or otherwise form the basis of any claim, action, demand, Proceeding based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, management, or Release of a Hazardous Material by the Company or the Related Companies, or with respect to the Facilities.

                  (iv) To the Knowledge of the directors and officers (and
employees responsible for environmental matters) of the Company, there is not any civil, criminal, or administrative action, suit, demand, claim, notice, or demand letter, notice of violation, or Proceeding pending or threatened against the Company or any of the Related Companies in connection with the conduct of its businesses relating in any way to Environmental Law or Occupational Safety
and Health Law.

                  (v) There has been no Release of any Hazardous Materials at or from the Facilities or, to the Knowledge of each of the directors, officers and employees of the Company responsible for environmental matters of the Company, at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or at any locations geologically or hydrologically adjoining such property, in each of the foregoing cases where such Release could reasonably expected to have a Material
Adverse Effect.

                  (vi) The Company has delivered to the Buyer true and complete copies and results of all reports, studies, analyses, tests, or monitoring possessed by the Company pertaining to Hazardous Materials in, on, or under the
Facilities, or concerning compliance by the Company and the Related Companies with Environmental Law or Occupational Safety and Health Law.

         (AA) INVESTMENT COMPANY. The Company is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

         (BB) INVESTING STOCKHOLDERS. Each of the Investing Stockholders is an
individual "accredited investor" (as defined in Rule 501 (a) (4), (5) or (6)
under the Securities Act) in that each of them satisfies the requirements of one or more of the following: (i) he or she is a director or executive officer of
Quanta; (ii) he or she is a natural person whose individual net worth of joint net worth with his or her spouse exceeds, and on the Closing Date will exceed,
$1,000,000; or (iii) he or she is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with his or her spouse in excess of $300,000 in each

                                       30

of those years and has a reasonable expectation of reaching that same income level in the current year.

         (CC) DISCLOSURE. This Agreement and the Disclosure Schedule, including the schedules and attachments thereto, and the certificates supplied to the
Buyer by or on behalf of the Stockholders and the Company and the Related
Companies with respect to the transactions contemplated in this Agreement are complete and authentic and do not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.

5.       PRE-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (A) GENERAL. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this
Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7).

         (B) NOTICES AND CONSENTS. The Stockholders will give any notices to third parties, and will use their commercially reasonable efforts to obtain any third party consents, that may be required in connection with the matters referred to in Section 4(c)(i) and (ii). Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections
3(b) and 4(c).

         (C) OPERATION OF BUSINESS. Unless with the prior written consent of the
Buyer in each instance (which will not be unreasonably withheld, delayed or conditioned), the Stockholders will not cause or permit the Company or the
Related Companies to engage in any practice, take any action, or fail to take any reasonable action, incur any material Liability, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, unless with the prior express written consent of the Buyer (which will not be unreasonably withheld, delayed or conditioned), the
Stockholders will not cause or permit the Company or the Related Companies to otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h).

         (D) PRESERVATION OF BUSINESS. The Stockholders will cause the Company to exercise its commercially reasonable efforts to keep its and the Related
Companies' respective businesses and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.
Without limiting the generality of the foregoing, the Stockholders will cause the Company to pay when due all premiums due on the Policy and the other insurance policies listed on Section 4(r) of the Disclosure Schedule.

         (E) FULL ACCESS. The Stockholders will permit representatives of the
Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Related
Companies, to all premises, properties, books,

                                       31

records (including Tax records), contracts, and documents of or pertaining to the Company and the Related Companies, and to have reasonable access to the
Company's key personnel upon advance arrangement with the Company.

         (F) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 or 4, as the case may be. No disclosure by any Party pursuant to this Section 5(f) or 5(i), however, shall be deemed to amend or supplement Annex I, Exhibit D or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (G) EXCLUSIVITY. The Stockholders will not (and will not cause or permit the Company or any of the Related Companies to, directly or indirectly,
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of the Company and the Related Companies (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any
Person to do or seek any of the foregoing. The Stockholders will notify the
Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, other than any inquiry made by any Person that has made any such inquiries, offer, or proposals in advance of the date hereof and to whom the Company replies with only a statement that it is under an obligation not to engage in any discussions or negotiations concerning such inquiry.

         (H) PAYMENT OF INDEBTEDNESS . Except as expressly provided in this
Agreement, the Stockholders will pay in full before the Closing Date all indebtedness owed by the respective Stockholder and its Affiliates to any of the
Company and the Related Companies.

         (I) INTERIM FINANCIAL STATEMENTS. Until the Closing Date, the
Stockholders will cause the Company to deliver to the Buyer within 30 calendar days after the end of each month (for which purposes a four-or-five-week period may be deemed a month) a copy of the unaudited balance sheets and statements of income and cash flow of the Company for such month; provided that if any such month is the last month of a fiscal quarter of the Company, then the
Stockholders will deliver to the Buyer within 30 calendar days after the end of the month a copy of the unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow for such fiscal quarter. All such financial statements shall be prepared in a manner and containing information consistent with the Company's current practices and otherwise in compliance with
Section 4(g) and certified as such by the Company's chief financial officer.

         (J) SALES AND ACCOUNTS RECEIVABLES. The Stockholders will cause the
Company (i) to conduct sales and maintain accounts receivable on a normal basis as in the Ordinary Course of Business of the Company and (ii) to take reasonable steps to prevent, and refrain from causing, any changes in methods or procedures for billing, collecting or recording revenues and accounts receivable or reserves for doubtful accounts without the prior written consent of the Buyer.

                                       32

         (K) NOTICES. The Stockholders hereby agree to provide notice of and obtain written consent of the Buyer (which consent shall not be unreasonably withheld) for (i) any payment by the Company of any dividends, advances, debt repayments or forgiveness, interest payments or forgiveness, bonuses, awards, loans, increases in salaries, increases in sick pay or increases in vacation payments, or unusual salary or other unusual payments, disbursements or distributions in any manner or form to any directors, officers or employees (or related parties thereto) of the Company, or the Related Companies and (ii) any
changes in the cash or cash equivalent accounts of the Company, other than necessary transactions in the Ordinary Course of Business.

         (L) TERMINATION OF SHAREHOLDERS AGREEMENT. Effective at Closing, each of the Stockholders who is a party to the Shareholders Agreement hereby (i)
waives any rights of first refusal or other rights he or she may have under the
Shareholders Agreement as a consequence of the execution and delivery of this
Agreement or the consummation of the transactions contemplated hereby; (ii)
agrees to the termination of the Shareholders Agreement effective at the
Closing; and (iii) on his or her own behalf and on behalf of his or her heirs, executors, successors, and assigns, hereby forever releases, effective as of the
Closing Date, the Company, the other parties to the Shareholders Agreement and their respective predecessors and successors from any and all claims, demands, and causes of action of every kind and nature arising under or in respect of the
Shareholders Agreement.

         (M) SUBSCRIPTION AND PURCHASE OF QUANTA SHARES. Prior to the Closing
Date, each of the Investing Stockholders shall execute and deliver a
Subscription Agreement and, pursuant to such Subscription Agreement, at the
Closing shall (i) subscribe and pay for a quantity of Quanta Shares having an aggregate subscription price, in the case of Michael J. Murphy, of $2,500,000 and, in the case of Lynne M. Miller, $1,500,000 (subject to compliance by the
Buyer with Section 2(d)); and (ii) deliver the share certificate(s) representing such Stockholder's Escrow Shares, together with an executed stock power, to the
Escrow Agent.

6.       POST-CLOSING COVENANTS.

         The Parties agree as follows with respect to the period following the
Closing.

         (A) GENERAL. In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this
Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other
Party reasonably may request, all at the sole cost and expense of the requesting
Party (unless the requesting Party is entitled to indemnification therefore under this Agreement). The Stockholders acknowledge and agree that, from and after the Closing, the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to any of the Company or the Related Companies subject to the
Stockholders being hereby entitled to reasonably request and receive (to the extent such documents, books, records, agreements, and financial data have not been destroyed) any copies thereof which they in good faith believe to be necessary in respect of their obligations or Liabilities hereunder or with respect to any domestic or foreign Tax obligations or Tax Returns or to any court or other governmental agency.

                                       33

         (B) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, Proceeding, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company or the Related Companies, the other Parties will cooperate with him or it and his or its counsel in the contest or defense, making available their personnel, and providing such testimony and access to his or its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party
(unless the contesting or defending Party is entitled to indemnification therefor under Section 8).

         (C) TRANSITION. During the period of two years following the Closing, the Stockholders will refer to the Company all customer inquiries relating to the Company Activities and will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company or the Related Companies, including all such Persons listed in the Disclosure Schedule, from maintaining the same business relationships with the Company and the Related Companies after the Closing as it maintained with the Company and the Related Companies prior to the Closing ; provided, however, that the foregoing provisions shall apply to
Michael J. Murphy and Lynne M. Miller for a period of three years after the
Closing. The foregoing provisions of this section 6(c) shall not be construed to restrict any Stockholder who is or was an employee of the Company from competing lawfully with the Company or the Related Companies after the termination of such
Stockholder's employment to the extent that such competition is not prohibited by any other provision of this Agreement or any other enforceable written agreement to which such Stockholder is a party.

         (D) TRADE SECRETS, NONCOMPETITION AND NONSOLICITATION.

                  (i) TRADE SECRETS. Each of the Stockholders shall hold in
confidence at all times after the date hereof all Trade Secrets owned or used by the Company, the Related Companies, the Buyer and any of their respective
Affiliates and shall not disclose, publish or make use of those Trade Secrets at any time after the date hereof (except pursuant to their employment with the
Company, a Related Company or any Affiliates thereof), without the prior written consent of the Buyer, provided, however, that the following disclosures shall not be subject to these restrictions: (a) the disclosure of any information or document required to be disclosed by law; (b) the disclosure of information that becomes public knowledge through means other than an improper act of the
Stockholder; or (c) the disclosure by a Stockholder of information that is or becomes readily ascertainable by proper means, including, without limitation, from: discovery by independent invention, discovery by "reverse engineering,"
public information or sources outside the Company. Nothing in this Agreement shall diminish the rights of the Company or the Buyer regarding the protection of Trade Secrets and the Company Intellectual Property pursuant to applicable law.

                  (ii) NON-COMPETITION.

                           (A) Michael J. Murphy, Lynne M. Miller, Jan. J.
Chizzonite, James P. Bulman, John A. Simon and Christine C. Doherty (each, a
"Principal" and, collectively the

                                       34

"Principals") hereby acknowledge that the Buyer and the Company, either directly or indirectly through one or more of their Affiliates, conducts or will conduct
Company Activities and IRCC Activities throughout the United States, and acknowledge that to protect adequately the interest of the Company and the Buyer after the date of this Agreement, it is essential that any noncompete covenant with respect thereto cover all Company Activities and IRCC Activities except as specifically provided herein or in the IRCC Agreement.

                           (B) During the Noncompete Period, the Principals
shall not, in any manner, directly or indirectly, engage in or have an equity or profit interest in, or render services to any business that conducts activities identical or similar to the Company Activities or the IRCC Activities (other than the Buyer the Company or their Affiliates) in the United States; provided, however that this Section 6(d)(ii)(B) shall not prevent or prohibit any of the
Principals from owning not more than 5% of a class of equity securities issued by any entity listed on any national securities exchange or interdealer quotation system; and provided, further, that this Section 6(d)(ii)(B) shall not apply to any Principal other than Michael J. Murphy or Lynne M. Miller from and after the date of termination of employment of such Principal by the Company without cause. For purposes of this Section, "cause" for termination shall mean
(1) the Principal's willful or persistent failure or gross neglect in the performance of his or her duties or responsibilities to the Company (including any willful or persistent breach of any material policy or procedure of the
Company) which failure or neglect shall not have been corrected within thirty
(30) days of receipt by the Principal of written notice from the Company of such failure or neglect, which notice shall specifically set forth the nature of said failure or neglect and shall state that failure to correct such failure or neglect within thirty (30) days shall be just cause for termination; or (2) an action by the Principal which constitutes fraud or embezzlement against the
Company, or (3) arrest and/or conviction of the Principal for the commission of a felony.

                  (iii) NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. During the
Nonsolicitation Period, none of the Principals shall, in any manner, directly or indirectly:

                           (A) either alone or as a consultant, partner,
officer, director, employee or stockholder of any company or business venture, directly or indirectly solicit business of any kind related to any business carried on by the Company or any Related Company from any company or business organization to which the Company or any Related Company provided services during the 24-month period ending on the Closing Date, or with which the respective Principal dealt on behalf of the Company or any Related Company during such period; or

                           (B) solicit, either directly or through others, any
employee or consultant of the Company or any Related Company for the purpose of securing the employment or engagement of such person by any business, firm, corporation, or any other entity in the environmental consulting field, or for the purpose of inducing such person to terminate his employment or independent contractor relationship with the Company or such Related Company.

                  (iv) ACKNOWLEDGMENT. The Principals and the Buyer acknowledge and agree that the covenants set forth in this Section 6(d) are reasonable as to time, scope and territory given the Buyer's need to protect the Company's Trade
Secrets, Confidential Information and its substantial investment in its customer base, particularly given the complexity and competitive nature of the Company
Activities. The Principals further acknowledge that (A) it would be

                                       35

difficult to calculate damages to the Company, the Buyer and any of their
Affiliates from any breach of the Principals' obligations under this Section
6(d), (B) that injuries to the Company, the Buyer and any of their Affiliates from any such breach would be irreparable and impossible to measure, and (C)
that the remedy at law for any breach or threatened breach of the Principals'
obligations under this Section 6(d) would therefore be an inadequate remedy and, accordingly, the Buyer shall, in addition to all other available remedies
(including without limitation seeking such damages as it can show that it and its Affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

         (E) RELEASE. Each of the Stockholders, on his or her own behalf and on behalf of his or her heirs, executors, successors, and assigns, hereby forever releases, effective as of the Closing Date, the Company, the Related Companies
and their respective predecessors, successors, and past and present shareholders, directors, officers, employees, agents, and representatives
(collectively the "Released Parties") from any and all claims, demands, and causes of action of every kind and nature whether known or unknown, suspected or unsuspected that could have been asserted against the Released Parties arising on or prior to the Closing Date in connection with the Company or any Related
Company, other than claims arising from (i) this Agreement and the other agreements entered into in connection herewith, (ii) any and all benefits accrued under any Plan or employment agreement or otherwise arising by virtue of the employment of the Stockholder by the Company or a Related Company, (iii) the
acts or omissions of any Released Party as an officer, director or shareholder of IRCC or IRCHC or any subsidiary of either, and (iv) rights to indemnification under the Articles of Incorporation or Bylaws of the Company. Effective as of
the Closing Date, the Buyer hereby releases, and the Stockholders and the Buyer shall cause the Company and other Released Parties to release, each Stockholder and his or her heirs, successors and assigns, from any and all claims, demands, and causes of action of every kind and nature whether known or unknown, suspected or unsuspected that could have been asserted against the Stockholders arising on or prior to the Closing Date in connection with the Company or any
Related Company, other than claims and counterclaims arising from this Agreement or the other agreements entered into in connection herewith, or arising from or relating to the subject matter of (ii), (iii) and (iv) of the preceding sentence.

         (F) INDEMNIFICATION AND INSURANCE. During the three years following the
Closing, the Buyer shall, and/or shall cause the Company to, exercise all commercially reasonable efforts (i) to maintain in effect the American
International Specialty Lines Insurance Company Contractor's Operations and
Professional Services Environmental Insurance policy number COPS2672483 ("the
Policy") or another errors and omissions policy with such coverages, limits of liability, deductibles, retroactive dates and other terms as will provide insurance protection at least equal to that provided by the Policy (except that, after the expiration of the current term of the Policy, IRCC and IRCHC need not be included as additional insureds under the Policy or such other policy, and
(ii) to maintain such charter and bylaws provisions and corporate policies as will provide for indemnification and advancing of expenses that are not less favorable to the officers, directors and employees of the Company and the
Related Companies as those currently in effect.

                                       36

         (G) COVENANTS RELATED TO PERFORMANCE PAYMENT.

                  (i) Following the Closing, until December 31, 2005, the Buyer shall keep the Company's books and records separate, shall manage the Company in good faith, taking into account both its short- and long-term objectives, and shall make working capital available to the Company as reasonably necessary to support the operation and growth of its business;

                  (ii) Upon the written request of any Individual Representative at any time until the final determination of the Performance Payment, the Buyer shall deliver or cause the Company to deliver to the Representative, as and when available, internally prepared quarterly financial statements, any audited financial statements of the Company and, to the extent reasonably requested by any Individual Representative, such budgets and other operating and financial data of the Company as are generated by the Company; and

                  (iii) Following the Closing, until December 31, 2005 the Buyer shall use all commercially reasonable efforts to engage the Company, and to cause Quanta and their Affiliates to engage the Company, on arms' length terms and conditions, to satisfy the requirements of the Buyer, Quanta and their
Affiliates for services of the kind conducted by the Company as of the Closing
Date.

7.       CONDITIONS TO OBLIGATION TO CLOSE.

         (A) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by them in connection with the
Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date
(for purposes of this Section, any representation or warranty that is qualified by a materiality standard shall be read without regards to any such qualification as if such qualification were not contained herein);

                  (ii) the Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) the Stockholders shall have procured all of the third party consents specified in Section 5(b) which, if not obtained, individually or in the aggregate would have a Material Adverse Effect;

                  (iv) from the date of this Agreement to the Closing, there shall not have occurred any event, change, effect, act, discovery, or occurrence
(or any combination of the forgoing) (whether or not referred to or described herein or in any exhibit or schedule hereto) that individually or in the aggregate would have, or would reasonably be expected to have, a Material
Adverse Effect;

                  (v) no Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this

                                       37

Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to control the Company and the Related Companies, or (D) affect adversely the right of any of the Company and the Related Companies to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) the Stockholders shall have delivered to the Buyer (A) a certificate of the Representative to the effect that each of the conditions specified in Section 7(a)(i)-(iv) is satisfied in all material respects and that, to the Knowledge of the Representative, no contingency of the type referred to in Section 7(a)(v) has occurred or is threatened; and (B) a certificate signed by the chief executive officer and the chief financial officer of the Company certifying that, as of the Closing Date, the Company has working capital adequate for its operations in the Ordinary Course of Business;

                  (vii) the Stockholders shall have obtained all authorizations, consents, and approvals of governments and governmental agencies referred to in
Section 4(c);

                  (viii) each of the Stockholders, the Company and the Related
Companies shall have executed a mutual release agreement releasing one another from any and all claims each has against the other for any intercompany receivables, payables or other intercompany obligations of either to the other;

                  (ix) the Buyer shall have received a fairness opinion from
Houlihan Lokey Howard & Zukin Financial Advisor, Inc. regarding the transactions contemplated by this Agreement, in form and substance satisfactory to the Buyer;

                  (x) each of the Investing Stockholders shall have executed and delivered a Subscription Agreement, and each of them who is also an Escrow
Stockholder shall have executed a stock power for delivery to the Escrow Agent together with the share certificate(s) evidencing such Stockholder's Escrow
Shares;

                  (xi) the closing of the Offering shall have occurred prior to or concurrently with the Closing;

                  (xii) the Buyer shall have received from Garvey Shubert Barer an opinion substantially in form and substance as set forth in Exhibit E hereto, addressed to the Buyer, and dated as of the Closing Date;

                  (xiii) all actions to be taken by the Stockholders and the
Company in connection with the consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                                       38

         (B) CONDITIONS TO OBLIGATION OF THE STOCKHOLDERS. The obligation of the
Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date
(for purposes of this Section, any representation or warranty that is qualified by a materiality standard shall be read without regards to any such qualification as if such qualification were not contained herein);

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no Proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B)
cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect), or (C) affect adversely the right of any of the
Company and the Related Companies to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Company a
certificate to the effect that each of the conditions specified above in Section
7(b)(i) and (ii) is satisfied in all respects and that to the actual Knowledge of the Buyer no contingency of the type referred to in Section 7(b)(iii) has occurred or is threatened;

                  (v) the Buyer shall have obtained all authorizations,
consents, and approvals of governments and governmental agencies referred to in
Section 3(b);

                  (vi) the Stockholders shall have received from Conyers, Dill &
Pearson and Baker & McKenzie opinions substantially in form and substance as set forth in Exhibit F hereto, addressed to the Stockholders, and dated as of the
Closing Date;

                  (vii) the closing of the Offering shall have occurred prior to or concurrently with the Closing; and

                  (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents reasonably required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the
Company.

The Stockholders may waive any condition specified in this Section 7(b) if the
Representative executes on their behalf a writing so stating at or prior to the
Closing.

8.       REMEDIES FOR BREACHES OF THIS AGREEMENT.

                                       39

         (A) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the
representations and warranties of the Stockholders contained in Section 4 (other than Sections 4(b), 4(f) and 4(k)) shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter; provided, however, that the representations and warranties contained in Section 4(z) shall survive the Closing and continue in full force and effect for a period of three (3) years thereafter. All of the representations and warranties of the Parties contained in Section 3 and
Sections 4(b), 4(f) and 4(k) shall survive the Closing (even if the damaged
Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter
(subject to any applicable statutes of limitations).

         (B) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event the Stockholders breach any of their representations, warranties and covenants contained herein (ignoring for purposes of determining whether or not any such breach has occurred, or the amount of Adverse Consequences associated therewith, any materiality qualifiers in such representations, warranties, and covenants and any language in such representations, warranties, and covenants providing that a breach will only occur if it could reasonably be expected to have a
Material Adverse Effect or any similar language), and, if there is an applicable survival period pursuant to Section 8(a), provided the Buyer delivers a written claim for indemnification to the Representative within the applicable survival period stated in Section 8(a), then the Stockholders, severally but not jointly, will indemnify, defend and hold harmless the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), net of any insurance proceeds received by the Company or the Buyer (or which would have been received but for a failure to properly file the insurance claim) in respect of such Adverse Consequences; provided, however, that (i) the
Stockholders shall be obligated to indemnify the Buyer from and against any
Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Stockholders contained in Section 4 only if and to the extent that the Buyer has suffered Adverse Consequences by reason of all such breaches
(or alleged breaches) in excess of $100,000; (ii) no Stockholder shall be liable for indemnification pursuant to this Section 8(b) for any individual claim in excess of such Stockholder's Percentage Interest multiplied by twenty-five percent (25%) of the amount of such claim or, for all claims in the aggregate, in excess of such Stockholder's Percentage Interest multiplied by twenty-five percent (25%) of the Purchase Price plus any Performance Payment made hereunder, except to the extent that such indemnification obligation arises out of (A) the breach by such Stockholder of his or her representation and warranty as to ownership of Company Shares contained in the second sentence of Section 4(b),
(B) actual fraud by such Stockholder or (C) such Stockholder's breach of his or her obligation to pay his or her allocable share of the Adjustment Amount under
Section 2(e)(vi); and (iii) no Stockholder shall be liable for indemnification pursuant to this Section 8(b) in respect of Adverse Consequences arising solely from another Stockholder's breach of an individual, but not joint, covenant of such other Stockholder under this Agreement. For purposes of determining Adverse
Consequences, any materiality qualifiers in such representations, warranties, and covenants shall be disregarded, including without limitation, any qualifier that a breach will only occur if it could reasonably be

                                       40

expected to have a Material Adverse Effect or any similar language. Each
Stockholder shall be liable for and indemnify the Buyer against Taxes imposed on, allocated to, or incurred by such Stockholder as set forth in Section 9 of this Agreement, without being subject to the limitations contained above in this
Section 8(b). Notwithstanding any other provision of this Agreement, the
Stockholders' liability for Taxes under Section 9 shall survive the Closing for the full period of all applicable statutes of limitation giving effect to any waiver, mitigation, or extension thereof.

         (C) INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE STOCKHOLDERS. In the
event the Buyer breaches any of its representations, warranties, and covenants contained herein or erroneously exercises its right of set-off pursuant to
Section 8(e)(ii), and, if there is an applicable survival period pursuant to
Section 8(a), provided that the breach occurs and that the Representative makes a written claim for indemnification against the Buyer within the applicable survival period stated in Section 8(a), then the Buyer shall indemnify, defend and hold harmless the Stockholders from and against the entirety of any Adverse
Consequences the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach or erroneous exercise of the right of set-off; provided, however, that the Buyer shall not be liable for indemnification in excess of an aggregate, cumulative maximum equal to 25% of the Purchase Price plus any Performance Payments made hereunder, provided, however, that the foregoing limitation shall not apply to any liability of the Buyer for breaches of the Buyer's covenants regarding payment of the Consideration, the covenants set forth in Section 6(f) and (g), or the covenants in Section 9 relating to tax matters, or for any erroneous exercise of its set-off rights.

         (D) MATTERS INVOLVING THIRD PARTIES.

                  (i) If any third party shall notify any of the Buyer or the
Stockholders (the "Indemnified Party") with respect to any matter (a "Third
Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the
Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying
Party thereby is prejudiced.

                  (ii) If any claim referred to in the preceding paragraph is brought against an Indemnified Party or the Company or a Related Company by
means of a Proceeding and the Indemnified Party gives notice to the Indemnifying
Party of the commencement of such Proceeding, the Indemnifying Party will be entitled, at its own expense, to participate in such Proceeding and, to the extent that it wishes (unless (A) the Indemnifying Party (in the case of the
Stockholders, one or more of them) is also a party to such Proceeding and the
Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such
Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the
Indemnified Party. After notice from the Indemnifying Party to the Indemnified
Party of its election to assume the defense of such Proceeding, the Indemnifying
Party will not, as long as it diligently conducts such defense,

                                       41

be liable to the Indemnified Party under this Article for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the
Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying
Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified
Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no
Liability with respect to any compromise or settlement of such claims effected without its consent.

                  (iii) If notice is given to an Indemnifying Party of the
commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the
Indemnified Party of its election to assume the defense of such Proceeding, the
Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

                  (iv) None of the Stockholders will be entitled to make any claim for indemnification against any of the Company or the Related Companies by reason of the fact that he or she was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any Proceeding, complaint, claim, or demand brought by the Buyer or the Company against the Stockholders pursuant to this Agreement.

         (E) ESCROW ARRANGEMENTS; SET OFF.

                  (i) Subject to the following requirements, the Escrow Fund shall be in existence immediately upon the Closing and shall terminate at 5:00
p.m., New York, New York time, on the date the entire Escrow Fund has been distributed to Buyer and/or the Stockholders in accordance with the terms of the
Escrow Agreement (the "Escrow Period"). On the expiration of the Escrow Period, the property comprising the Escrow Fund less any payments or transfers of Escrow
Stock under the Escrow Agreement made on account of any Adverse Consequences or amounts reserved by the Buyer for Adverse Consequences under the Escrow
Agreement shall promptly be released from the Escrow Fund and distributed to the
Stockholders subject to, and in accordance with, the terms of the Escrow
Agreement.

                  (ii) Subject to the terms of the Escrow Agreement, the Escrow
Agent shall deliver to the Buyer out of cash, Escrow Stock and other assets held in the Escrow Fund to the credit of each Escrow Stockholder the amounts for which such Escrow Stockholder is obligated to indemnify the Buyer pursuant to this Agreement. If the amounts to the credit of any Stockholder in the Escrow
Fund is insufficient to pay such amounts or such Stockholder fails to make any indemnification payment in cash when due pursuant to this Section 8 or Section
9, the

                                       42

Buyer shall have the absolute right, without prejudice to any other rights of recovery the Buyer or the Company may have, without further notice to such
Stockholder, to satisfy the amount of such indemnification payment by setting off such amount against any Performance Payment or other sums otherwise payable to such Stockholder hereunder, provided that the Buyer shall provide notice to such Stockholder upon any exercise of such right of setoff. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

9.       TAX MATTERS.

         The following provisions shall govern the allocation of responsibility as between the Buyer and the Stockholders for certain tax matters following the
Closing Date:

         (A)      COOPERATION ON TAX MATTERS.

                  (i) The Buyer and the Stockholders, acting through the
Representative, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other Party's request, the provision of records and information and the provision personnel responsible for preparing or maintaining information, records and documents which are reasonably relevant to any such Tax Return or Proceeding . The Buyer shall cause the
Company to preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
(ii) The Parties agree to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other
Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Parties further agree, upon request, to provide all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                  (iv) The Buyer shall prepare or cause to be prepared and filed in a timely manner all Tax Returns for the Company and the Related Companies
required to be filed after the Closing Date, and shall cause an authorized officer of the Company or Related Company, as the case may be, to sign all such
Tax Returns. Any such Tax Return which includes any period of time prior to the
Closing Date or which would have an effect on any such Tax Return shall, to the extent allowed by applicable law, be prepared in a manner consistent with the prior Tax Returns (including the accounting methods used on such Tax Returns) of the Company and the Related Companies, and subject to the foregoing in such manner as may be timely directed by the Representative. In the case of any such
Tax Return that includes any period of time prior to the Closing Date, or which would have an effect on any other Tax Return of the Company or a Related Company that includes any period of time prior to the Closing Date, or which would have an effect on the income, gain or loss reportable by any of the Stockholders as a result of or in connection with the sale of the Company Shares or other transactions contemplated hereby, the Company shall provide to the Stockholders an opportunity to review and comment on each such Tax Return by providing copies of such Tax Returns (or of such portions of such Tax

                                       43

Returns that relate to or could have an effect on the Stockholders, including any Taxes of the Company for which the Stockholders may be liable pursuant to this Agreement) to the Representative at least 15 business days before the due dates thereof (including any applicable extensions), and shall make such changes thereto consistent with this Agreement as may be reasonably requested by the
Representative.

                  (v) The Company shall bear the expense of preparation of
personal tax returns for calendar years 2002 and 2003 for those Stockholders for whom the Company bore such expenses in respect of calendar year 2001.

         (B) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and similar Taxes (but not income taxes) and fees (including any penalties and interest) incurred in connection with this Agreement, shall be borne by the Buyer when due. The Buyer and Company will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Stockholders will join in the execution of any such Tax Returns and other documentation.

         (C) LIABILITY FOR TAXES. The Stockholders, severally but not jointly, shall be liable for, and shall indemnify and hold the Buyer and the Company harmless from, (a) all Taxes and Tax liens that are imposed on or incurred with respect to the Company Activities for any period ending on or before the Closing
Date, and for any taxable period beginning before and ending after the Closing
Date that portion of such period ending on the Closing Date, (b) any Taxes payable as a result of a breach of any of the representations set forth in
Section 4(k) hereof, and (c) any necessary and reasonable attorneys' fees or other costs incurred by the Buyer or the Company in connection with any payment from the Stockholders under this Section 9.

         (D) TAX ADJUSTMENTS. (i) If there is a final adjustment by the relevant taxing authorities to any item reported on any Tax Return of the Company or any
Stockholder that results in an increase in the Taxes payable by any Stockholder
(the "Affected Stockholder"), and the Company or any consolidated group of companies of which the Company or any successor thereof is then a member (the
"Affected Company") obtains a related adjustment for any taxable year ending after the Closing Date to which the Affected Company would not have been entitled without the adjustment to the Affected Stockholder's return, with the result that either the taxes paid by the Affected Company are reduced or its refund is increased (a "Correlative Tax Benefit"), then the Buyer shall pay or cause the Company to pay the Affected Stockholder the amount by which such taxes are reduced or such refund is increased, such payment to be made within sixty
(60) days following the date on which a payment of taxes is reduced or a refund of taxes is received. The amount of the payment under this Section 9(d)(i) shall be the excess of (1) the tax liability of the Affected Company for the taxable year in question computed without regard to such adjustment over (2) the actual tax liability of the Affected Company for the taxable year in question;
provided, however, that the amount of the payment under this Section 9(d) (i)
shall not exceed the amount of tax detriment suffered by the Affected
Stockholder grossed up to take account of the additional taxes required to be paid by the Affected Stockholder as the result of such payment. For these purposes, the tax detriment shall be the amount of additional Taxes (including statutory interest and penalties) paid by the Affected Stockholder to any federal, foreign, state or local taxing authority by reason of the adjustment to

                                       44

the Affected Stockholder's respective tax returns. For purposes of this Section
9(d)(i), the Buyer will cause the Affected Company to cooperate with the
Affected Stockholder in obtaining the Correlative Tax Benefit (including without limitation taking a consistent tax return filing position or filing an amended tax return consistent with its entitlement to the Correlative Tax Benefit).

                  (ii) If there is a final adjustment by the relevant taxing authorities to any item reported on any Tax Return of the Affected Company for any taxable year ending after the Closing Date that results in an increase in the Taxes payable by the Affected Company, and any Stockholder (the "Affected
Stockholder") obtains a related adjustment for any taxable year to which the
Affected Stockholder would not have been entitled without the adjustment to the
Affected Company's return, with the result that either the taxes paid by the
Affected Stockholder are reduced or its refund is increased (a "Correlative Tax
Benefit"), then the Affected Stockholder shall pay the Affected Company the amount by which such taxes are reduced or such refund is increased, such payment to be made within sixty (60) days following the date on which a payment of taxes is reduced or a refund of taxes is received. The amount of the payment under this Section 9(d)(ii) shall be the excess of (1) the tax liability of the
Affected Stockholder for the taxable year in question computed without regard to such adjustment over (2) the actual tax liability of the Affected Stockholder for the taxable year in question; provided, however, that the amount of the payment under this Section 9(d)(ii) shall not exceed the amount of tax detriment suffered by the Affected Company grossed up to take account of the additional taxes required to be paid by the Affected Company as the result of such payment.
For these purposes, the tax detriment shall be the amount of additional taxes
(including statutory interest and penalties) paid by the Affected Company to any federal, foreign, state or local taxing authority by reason of the adjustment to the Affected Company's respective tax returns. For purposes of this Section
9(d)(ii), the Affected Stockholder agrees to cooperate with the Affected Company in obtaining the Correlative Tax Benefit (including without limitation taking a consistent tax return filing position or filing an amended tax return consistent with its entitlement to the Correlative Tax Benefit).

                  (iii) Any tax adjustments made pursuant to this Section 9(d)
shall take into account any related adjustments to the basis of the
Stockholder's Company Shares and the resulting increase (or decrease) in the tax liability of the Stockholder resulting from the sale of the Company Shares.

         (E) SECTION 338(H)(10) ELECTION.

                  (i) The Stockholders hereby agree to cooperate with the Buyer to take, and will take, all actions necessary and appropriate to effect a timely proper election under Section 338(h)(10) of the Code and the Regulations promulgated thereunder (the "Election"), and to file their federal income tax returns and, to the extent possible, their state and local income tax returns, on a basis consistent with the Election. To this end, concurrently with the execution and delivery of this Agreement, each of the Stockholders has signed the appropriate election statement (Form 8023) on the understanding that such statements will be filed only after the Closing. In consideration of the
Stockholders' agreement to join in the Election, the Consideration will include an amount (the "Tax Gross-Up Amount") calculated to assure that the net after-tax proceeds to the Stockholders from the sale of the Company Shares pursuant to this Agreement, taking into account the tax consequences of the
Election and the taxability of the Tax

                                       45

Gross-Up Amount, will not be less than such net after-tax proceeds would have been had the Election not been made and had the Consideration not included the
Tax Gross-Up Amount. For purposes of calculating the Tax Gross-Up Amount, it will be assumed that each Stockholder will be subject to tax at the maximum marginal tax rates applicable under the laws of the United States and the maximum marginal income tax rate applicable to an individual resident in New
York, New York, and that the deductibility of any increase in state income taxes may be limited, e.g., by the alternative minimum tax.

                  (ii) Promptly upon receipt of the officers' certificate
certifying the Estimated Closing Date Working Capital pursuant to Section
2(e)(i), the Buyer shall calculate and notify the Representative of the Buyer's reasonable good faith estimate of the Tax Gross-Up Amount applicable to the
Purchase Price, one half of which (the "Provisional Tax Gross-Up Amount") shall be paid at the Closing in accordance with Section 2(d)(iii). The exact Tax
Gross-Up Amount payable to each Stockholder in respect of the Purchase Price will thereafter be calculated by the Buyer (subject to the provisions for review, objection by the Representative and dispute resolution set forth in
Section 2(e)) and the balance due to each Stockholder will be paid to such
Stockholder on the date (the "Required Date") 10 days prior to the date on which such Stockholder is required to pay the tax owing in respect of the sale of such
Stockholder's Company Shares.

                  (iii) In the event the Consideration is increased by a
Performance Payment under Section 2(g), the Buyer shall estimate in good faith the Tax Gross-Up Amount applicable to the Performance Payment and pay one half thereof upon payment of the Performance Payment. The exact Tax Gross-Up Amount payable to each Stockholder in respect of the Performance Payment will thereafter be calculated by the Buyer (subject to the provisions for review, objection by the Representative and dispute resolution set forth in Section
2(g)) and the balance due to each Stockholder will be paid to such Stockholder on the date 10 days prior to the date on which the Stockholder is required to pay the tax owing in respect of the Performance Payment.

                  (iv) In the event the Consideration is reduced by an
indemnification amount required to be paid under Sections 8 or 9, the amount by which any Tax Gross-Up Amount is reduced as a consequence thereof shall be deducted from the amount of the Performance Payment, if any, next payable thereafter.

         (F) CLOSING OF THE BOOKS. Assuming the Company is an "S Corporation"
for federal and certain state income tax purposes, the parties acknowledge and agree that (i) on the Closing Date, the status of the Company as an "S
Corporation" for federal and state income tax purposes will terminate, and (ii)
pursuant to the Code and Regulations, the Company's 2003 tax year will be divided into a short S year and a short C Year. All items of Company income, gain, loss, deduction and credit for the 2003 tax year will be allocated between the short S year and the short C Year using the "closing of the books method" in a manner consistent with this Section. The Parties agree to execute and timely file any and all elections and consents that may be necessary or appropriate to effectuate the provisions of this Section.

         (G) CERTAIN OTHER AGREEMENT REGARDING TAXES.

                                       46

                  (i) Any refunds and credits of any federal, state or local income taxes of the Company shall be for the account of the Party who is responsible for such taxes under this Agreement.

                  (ii) In the event that the Buyer (or the Company after the
Closing Date) receives written notice from any taxing authority of any pending or threatened examination, claim, settlement, proposed adjustment or related matter with respect to the Taxes of the Company or the Stockholders or a related matter with respect to the Taxes of the Company or the Stockholder that could affect any of the Stockholders, or for which the Stockholders are liable pursuant to this Agreement, the Buyer or Company, as the case may be, shall give notice thereof to the Representative within ten (10) days.

                  (iii) In the case of any Proceeding with respect to Taxes for which the Stockholders are or may be liable pursuant to this Agreement, the
Buyer shall promptly inform the Representative, and the Company shall execute or cause to be executed powers of attorney or other documents necessary to enable the Representative to take all actions desired by the Representative with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which the Stockholder are liable pursuant to this Agreement. The
Representative shall have the right to control any such Proceeding, and, if there is a reasonable basis therefor, to initiate any claim for refund, file an amended return or take any other action that they deem appropriate with respect to such taxes. All costs and expenses incurred in connection with any such
Proceeding shall be borne by the Stockholders, and the Buyer or the Company, as the case may be, shall be reimbursed by the Stockholders for any and all reasonable costs and expenses incurred by the Buyer at the Representative's request in connection with such Proceeding. The Stockholders, severally (in proportion to their respective Percentage Interests) but not jointly, shall indemnify and hold the Buyer harmless from any Adverse Consequences incurred by the Buyer or the Company arising out of or resulting from the Representative's conduct and control of any such Proceeding, the liability of each Stockholder .

10.      TERMINATION.

         (A) TERMINATION OF AGREEMENT. The Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Stockholders may terminate this
Agreement by mutual written consent at any time prior to the Closing.

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Representative at any time prior to the Closing (A) in the event the Stockholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the
Representative of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach; or (B) if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer breaching any

                                       47

representation, warranty, or covenant contained in this Agreement). For the purposes of this Section and determining whether a provision has been breached in a material respect, any representation or warranty of a Party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

                  (iii) the Stockholders may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Representative has notified the
Buyer of the breach, and the breach has continued without cure for a period of
20 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 2003 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Stockholders breaching any representation, warranty, or covenant contained in this Agreement). For the purposes of this Section and determining whether a provision has been breached in a material respect, any representation or warranty of a Party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein. In the event the Stockholders terminate this
Agreement pursuant to the preceding subclause (B) because the Buyer has not, by the date indicated above, received a fairness opinion with respect to the
Consideration or obtained sufficient funds due to the Offering not having been completed by the date indicated above (all the other conditions under Section
7(b) having been satisfied or waived), the Buyer shall reimburse the
Stockholders or the Company, on demand, for all out-of-pocket expenses paid or incurred by the Stockholders and the Company in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby, including, without limitation, the fees of its attorneys, accountants, financial advisors and other professionals, travel, printing, and other expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that the maximum amount of such expenses that the Buyer will reimburse will be $100,000.

         (B) EFFECT OF TERMINATION. If this Agreement terminates pursuant to any provision of Section 10(a) and the transactions contemplated hereunder are not consummated, this Agreement shall be null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any Party on account of the nonsatisfaction of the conditions set forth in Section 7 resulting from the breach or violation of the representations, warranties, covenants or agreements of another Party under this
Agreement.

11.      MISCELLANEOUS.

         (A) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval of the Buyer and the Representative; provided, however, that Buyer or an Affiliate thereof may make any public disclosure it believes in good faith is required by applicable law or regulation or any agreement concerning its securities (in which case the Buyer will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure). The Parties may disclose to any Person the tax treatment of this transaction, unless doing so would violate applicable securities law.

                                       48

         (B) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (C) ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (D) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither the Buyer nor any Stockholder may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the
Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (E) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (F) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (G) NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same, shall specify the
Section hereunder pursuant to which it is given or being made, and shall be delivered personally, by telecopy or by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid)
as follows:

         If to the Stockholders:
         ----------------------

         Lynne M. Miller and/or Michael J. Murphy
         c/o Environmental Strategies Corporation
         11911 Freedom Drive
         Reston, VA 20190
         Telephone No.:  703-709-6500
         Facsimile No.:   703-318-3972

         and

         Putnam L. Crafts, Jr.
         130 Stevens Lane
         Far Hills, NJ  07931
         Telephone No.:  908-234-9219
         Facsimile No.:  908-234-1483

                                       49

         with a copy to:

         Eric M. Ruttenberg
         c/o Tinicum Incorporated
         800 Third Avenue
         New York, NY  10022
         Telephone No.:  212-446-9300
         Facsimile No.:  212-750-9264

         and with a copy to:

         Garvey Shubert Barer
         1000 Potomac  Street NW, 5th Floor
         Washington, DC 20007
         Attention: William D. Simon
         Telephone No.: (202) 298-1795
         Facsimile No.: (202) 965-1729
         E-mail: wsimon@gsblaw.com

         If to the Buyer:
         ---------------

         Quanta Reinsurance U.S., Ltd.
         100 William Street, 18th Floor
         New York, NY  10038
         Attention:  Tobey J. Russ
         Email:  tjruss@quantaholdings.com

         with a copy to:

         Baker & McKenzie
         805 Third Ave.
         New York, New York 10022
         Attention:  Thomas W. Studwell
         Telephone No.: (212) 891-3792
         Facsimile No.:  (212) 759-9133
         E-mail:  thomas.w.studwell@bakernet.com

or to such other representative or at such other address of a Party as such
Party hereto may furnish to the other Parties in writing in the manner herein set forth. Such notice shall be effective upon the date of delivery or the intended recipient's refusal to accept delivery, if sent by personal delivery, registered, certified or express mail, courier delivery or by telecopy (with confirmation of transmission). After any notice is sent hereunder, the Party taking such action

                                       50

will use its best efforts to deliver a copy of such notice to the e-mail address of the intended recipients as soon as practical but in no event later than 12 hours after such notice has been sent.

         (H) CONTROLLING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of
Virginia. Subject to the arbitration provisions set forth in Section 11(o)
below, each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Delaware for any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action suit or proceeding shall be brought only in such court (and waives any objection based on forum non convenient or any other jurisdiction to venue therein).

         (I) AMENDMENTS AND WAIVERS. No amendment of any provision of this
Agreement shall be valid unless the same shall be in writing and signed by the
Buyer and the Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (J) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this
Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         (K) EXPENSES. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this
Agreement and the transactions contemplated hereby, except that the Stockholders may cause the Company to bear the Stockholders' legal fees and expenses in connection with this Agreement, provided, however, that the total legal fees and expenses of the Company and the Stockholders to be borne by the Company shall not exceed $100,000.

         (L) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity)

                                       51

which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (M) INCORPORATION OF EXHIBITS, ANNEX AND SCHEDULES. The Exhibits, Annex
and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (N) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this
Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the
Parties and the matter (subject to the provisions set forth in Section 11(o)), in addition to any other remedy to which they may be entitled, at law or in equity.

         (O) ARBITRATION; LEGAL PROCEEDINGS.

                  (i) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity hereof or the transactions contemplated herein promptly by negotiation between a representative of the Buyer and the Representative. Either the
Representative or the Buyer may give the other written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such Party's position and the name and title of the representative who will represent such Party. Within ten (10) days of the delivery of the Notice of
Dispute, a representative from each Party hereto shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each Party relies concerning the dispute shall be furnished or made available on reasonable terms to the other Party at or before the first meeting of the Parties as provided by this paragraph.

                  (ii) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity hereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (i)
of this Section 11(o), shall be settled by arbitration in accordance with the
Commercial Arbitration Rules ("CAR") of the American Arbitration Association
("AAA"), by one arbitrator selected by mutual agreement of the Parties. In the event the Parties cannot agree to an arbitrator, the arbitrator shall be selected by the CAR, Selection of Arbitrators. Either Party may initiate arbitration twenty (20) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation, or sooner if the other
Party fails to participate in negotiation in accordance with paragraph (i)
above. The arbitration procedure shall be governed by the United States
Arbitration Act, 9 U.S.C. Section 1-16 (the "Arbitration Act"), shall be held in
Washington, DC and the award rendered by the arbitrator shall be final and binding on the Parties and may be entered in any court having jurisdiction thereof, subject to the court's authority to modify or review the award as provided in the Arbitration Act.

                                       52

                  (iii) Each Party shall bear its own costs and shall share
equally the fees and expenses of the arbitrators.

         (P) REPRESENTATIVE.

         (i) Each Stockholder hereby designates and appoints Michael J. Murphy,
Lynne M. Miller and Putnam L. Crafts, Jr. (jointly, the "Representative" and individually, an "Individual Representative") as such Stockholder's representative and attorney-in-fact with full power and authority to act for and on behalf of such Stockholder with regard to:

                  (A) the execution, delivery and performance of the Escrow
Agreement;

                  (B) the approval and payment of any Adjustment Amount payable under Section 2(e)(vi)(x) and of any expenses required to be paid hereunder by the Stockholders as a group;

                  (C) the execution, delivery and receipt on behalf of
Stockholders of all notices, requests and other communications (including acceptance of service of process) required or permitted to be given under this
Agreement;

                  (D) the termination of this Agreement pursuant to Section 10;

                  (E) any waiver pursuant to Sections 2(c) or 7(b);

                  (F) consent to the assignment of rights or delegation of
obligations under this Agreement pursuant to Section 11(d);

                  (G) the delivery to the Buyer of property from the Escrow Fund in satisfaction of claims by the Buyer, the objection to such deliveries, the agreement, negotiation, and entering into of settlements and compromises of, and the demand for arbitration and the compliance with orders of courts and awards of arbitrators with respect to such claims, and all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing;

                  (H) all disputes or other matters between the Stockholders and the Buyer in connection with, arising out of, or relating to this Agreement after the Closing Date, including the determination of the Adjustment Amount under Section 2(e), the amount of any Performance Payment under Section 2(g) and matters governed by Sections 8, 9 and 11(o); and

                  (I) all other matters specifically authorized by this
Agreement.

         This appointment and grant of power and authority is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and shall not be terminated by the act of any Stockholder or by operation of law, whether upon the death or incapacity of any Stockholder or by the occurrence of any other event. Each Stockholder hereby consents to the taking of any actions and the making of any decisions that this Agreement requires or permits the Representative to take or make. No bond shall be required of the Representative, and the Representative shall not receive compensation for his or her services. The Representative shall not be liable for any act done or omitted hereunder or under the Escrow

                                       53

Agreement as Representative while acting in good faith. The Stockholders shall severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative's duties hereunder or under the Escrow Agreement, including the reasonable fees and expenses of any legal counsel retained by the Representative.

         (ii) The Individual Representatives must act unanimously in order to bind the Stockholders with respect to any matter on which the consent of the
Representative is required, except that an objection by any single Individual
Representative shall constitute the objection of the Representative whenever such objection is required or permitted hereunder.

         (iii) If either of Michael J. Murphy or Lynne M. Miller shall resign, be disabled, or for any other reason cease to serve, his or her successor shall be elected by the affirmative vote of a majority of the Stockholders other than the Tinicum Stockholders. If Putnam L. Crafts, Jr. shall resign, be disabled, or for any other reason cease to serve, his successor shall be designated by (A)
Eric M. Ruttenberg or, if he is unable or unavailable to make such designation,
(B) by a person designated by Eric M. Ruttenberg or, (iii) if no such designation is made, by a majority by Percentage Interest of the Tinicum
Stockholders.

                  (Remainder of page intentionally left blank)

                                       54

         The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

QUANTA REINSURANCE U.S., LTD.

By: /s/ Tobey J. Russ                       /s/ Putnam L. Crafts, Jr.
------------------------------              ------------------------------
Name: /s/ Tobey J. Russ                     Putnam L. Crafts, Jr.
Title: Director
                                            /s/ Eric M. Ruttenberg
/s/ Lynne M. Miller                         ------------------------------
------------------------------              Eric M. Ruttenberg
Lynne M. Miller
                                            /s/ Derald H. Ruttenberg
/s/ Michael J. Murphy                       ------------------------------
------------------------------              Derald H. Ruttenberg
Michael J. Murphy, as trustee
under the John J. Metelski, III 1999 Trust  /s/ Katherine T. Ruttenberg
                                            ------------------------------
/s/ Michael J. Murphy                       Katherine T. Ruttenberg
------------------------------
Michael J. Murphy                           /s/ John C. Ruttenberg
                                            ------------------------------
/s/ Steven Widdes                           John C. Ruttenberg
------------------------------
Steven Widdes, as trustee                   /s/ Hattie Ruttenberg
under the Charles F. Murphy Trust           ------------------------------
                                            Hattie Ruttenberg
/s/ Steven Widdes
------------------------------              /s/ Robert J. Kelly
Steven Widdes, as trustee                   ------------------------------
under the Peter N. Murphy Trust             Robert J. Kelly

/s/ Steven Widdes                           /s/ Christine F. Cummins
------------------------------              ------------------------------
Steven Widdes, as trustee                   Christine F. Cummins
under the Dylan Murphy Trust
                                            /s/ John A. Simon
/s/ Douglas E. Gladstone                    ------------------------------
------------------------------              John A. Simon
Douglas E. Gladstone
                                            /s/ Jan J. Chizzonite
/s/ Richard E. Freudenberger                ------------------------------
------------------------------              Jan J. Chizzonite
Richard E. Freudenberger
                                            /s/ James P. Bulman
                                            ------------------------------
                                            James P. Bulman

                                       54